                                                                   Exhibit 10.10


                   GENERAL PURCHASE AGREEMENT NUMBER GA03598

                                      FOR

                     TELECOMMUNICATIONS NETWORK PRODUCTS

                             AND RELATED SERVICES

                                    BETWEEN

                           AMERITECH SERVICES, INC.

                                      AND

                                  AXIOM, INC.

                                                         CONTRACT NUMBER GA03598



                               SUMMARY OF CONTENTS


          ARTICLE I GENERAL TERMS AND CONDITIONS

          ARTICLE 2 SUPPORT AND WARRANTIES

          ARTICLE 3 ENGINEERING SERVICES

          ARTICLE 4 INSTALLATION SERVICES

          ARTICLE 5 TRAINING SERVICES

          ARTICLE 6 REPAIR SERVICES FOR GOODS NOT COVERED UNDER WARRANTY

          ARTICLE 7 SOFTWARE

          ARTICLE 8 ENTIRE AGREEMENT - SIGNATURE

                                                         Contract Number GA03598

     APPENDICES:

          APPENDIX 1. PRICES AND FEES

               SECTION A:  NEGOTIATED PRICING DATED
                           MARCH 13, 1998

               SECTION B:  AXIOM 1998 PRICING AND CONFIGURATION
                           GUIDE FOR BILLING SYSTEMS AND
                           SUPPORT SERVICES, REVISION C, DATED
                           MARCH 1, 1998

          APPENDIX 2. DELIVERY/COMPLETION INTERVALS

          APPENDIX 3. NONDISCRIMINATION PROVISIONS

          APPENDIX 4. TECHNICAL REQUIREMENTS (BELLCORE DOCUMENTS)

          APPENDIX 5. PRODUCT CHANGE NOTICE

               SECTION A.  PARTIES FOR PRODUCT CHANGE NOTICES
               SECTION B.  REQUIRED INFORMATION

          APPENDIX 6. MAINTENANCE SUPPORT SERVICES

                                                         Contract Number GA03598

ARTICLE ONE  GENERAL TERMS AND CONDITIONS


1.1   DEFINITIONS
1.2   PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT
1.3   TERM OF AGREEMENT
1.4   PRICES FOR GOODS AND SERVICES AND SOFTWARE FEES
1.5   ACCEPTANCE
1.6   ACCESS TO SUPPLIER'S PREMISES
1.7   ASSIGNMENT
1.8   BILLING
1.9   BILLING RECORDS
1.10  CHOICE OF LAW
1.11  COMPLIANCE WITH LAWS
1.12  CONFIDENTIAL INFORMATION
1.13  DEFAULT
1.14  DELAYS
1.15  DELIVERY/COMPLETION INTERVAL
1.16  DISCLOSURE OF DEFECTS
1.17  DOCUMENTATION
1.18  EQUAL OPPORTUNITY REQUIREMENTS
1.19  EQUIPMENT CLASSIFICATION
1.20  F.O.B.
1.21  FORCE MAJEURE
1.22  HAZARDOUS/TOXIC MATERIAL
1.23  HEADINGS
1.24  IMPLEADER
1.25  INDEMNITY
1.26  LIMIT OF LIABILITY - SUPPLIER
1.27  INDEPENDENT CONTRACTOR
1.28  INFRINGEMENT
1.29  INSOLVENCY
1.30  INSPECTION
1.31  INSURANCE
1.32  INVOICING
1.33  JOINT WORK PRODUCT
1.34  MARKING
1.35  MINORITY / WOMEN OWNED ENTERPRISES
1.36  REPORTS
1.37  MOST FAVORED CUSTOMER
1.38  NEW OR CHANGED ROUTINES, PROCEDURES OR SERVICES
1.39  NEW EQUIPMENT, SOFTWARE, FUNCTIONALITIES AND FEATURES
1.40  NONWAIVER
1.41  NOTICES

                                                         CONTRACT NUMBER GA03598



1.42  ORDERING PROCEDURES
1.43  PACKING AND SHIPPING
1.44  PAYMENT
1.45  PUBLICITY
1.46  REGULATORY PROCEEDINGS
1.47  RELIABILITY
1.48  REMEDIES
1.49  SERVICES PERFORMED ON BUYER'S PREMISES
1.50  SEVERABILITY
1.51  SPECIFICATIONS FOR GOODS AND SOFTWARE
1.52  SUBCONTRACTORS
1.53  SURVIVAL OF OBLIGATIONS
1.54  TAX
1.55  TECHNICAL AUDIT FOR SOFTWARE FEATURE(S)
1.56  TERMINATION OF AN ORDER FOR CONVENIENCE

ARTICLE TWO SUPPORT AND WARRANTIES

2.1   CHANGES TO GOODS
2.2   CONTINUING AVAILABILITY OF REPLACEMENT PARTS
2.3   DISCONTINUANCE OF GOODS
2.4   EMERGENCY REPLACEMENT SERVICE
2.5   ENGINEERING COMPLAINTS
2.6   EXTRAORDINARY SUPPORT
2.7   INSTALLATION/CUTOVER ASSISTANCE
2.8   RADIO FREQUENCY ENERGY STANDARDS
2.9   REGISTRATION
2.10  RETURN OF GOODS
2.11  TECHNICAL SUPPORT
2.12  WARRANTIES

ARTICLE THREE ENGINEERING SERVICES

3.1   ENGINEERING SERVICES
3.2   ENGINEERING ERRORS
3.3   ENGINEERING DRAWINGS

ARTICLE FOUR INSTALLATION SERVICES

4.1   INSTALLATION SPECIFICATIONS
4.2   CHANGES TO INSTALLATION SERVICES
4.3   TESTING AND ACCEPTANCE
4.4   PREMIUM TIME ALLOWANCES

ARTICLE FIVE  TRAINING SERVICES

                                                         Contract Number GA03598


5.1   TRAINING PROGRAMS AND MATERIALS
5.2   CERTIFICATES OF COMPLETION
5.3   TRAINING DEVELOPMENT

ARTICLE SIX REPAIR SERVICES FOR GOODS NOT COVERED UNDER WARRANTY

6.1   REPAIR/REPLACEMENT OF GOODS

ARTICLE SEVEN SOFTWARE

7.1   SOFTWARE LICENSE
7.2   SOURCE CODE ESCROW
7.3   STANDARD OF PERFORMANCE
7.4   INSTALLATION AND ACCEPTANCE
7.5   REPLACEMENT MEDIA
7.6   SOFTWARE SUPPORT
7.7   ENHANCEMENTS
7.8   WARRANTIES, RELATED REMEDIES
7.9   AUTHORIZED USERS

ARTICLE EIGHT ENTIRE AGREEMENT AND SIGNATURE

                                                         Contract Number GA03598


                              TERMS AND CONDITIONS

                              ALPHABETICAL LISTING

TITLE                                           ARTICLE                CLAUSE
-----                                           -------                ------

ACCEPTANCE                                         1                    1.5
ACCESS TO SUPPLIER'S PREMISES                      1                    1.6
ASSIGNMENT                                         1                    1.7
AUTHORIZED USERS                                   7                    7.9
BILLING                                            1                    1.8
BILLING RECORDS                                    1                    1.9
CERTIFICATES OF COMPLETION                         5                    5.2
CHANGES TO GOODS                                   2                    2.1
CHANGES TO INSTALLATION SERVICES                   4                    4.2
CHOICE OF LAW                                      1                    1.10
COMPLIANCE WITH LAWS                               1                    1.11
CONFIDENTIAL INFORMATION                           1                    1.12
CONTINUING AVAILABILITY OF
 REPLACEMENT PARTS                                 2                    2.2
DEFAULT                                            1                    1.13
DEFINITIONS                                        1                    1.1
DELAYS IN DELIVERY OR COMPLETION                   1                    1.14
DELIVERY/COMPLETION INTERVAL                       1                    1.15
DISCLOSURE OF DEFECTS                              1                    1.16
DISCONTINUANCE OF GOODS                            2                    2.3
DOCUMENTATION                                      1                    1.17
EMERGENCY REPLACEMENT SERVICE                      2                    2.4
ENGINEERING COMPLAINTS                             2                    2.5
ENGINEERING DRAWINGS                               3                    3.3
ENGINEERING ERRORS                                 3                    3.2
ENGINEERING SERVICES                               3                    3.1
ENHANCEMENTS                                       7                    7.7
EQUAL OPPORTUNITY REQUIREMENTS                     1                    1.18
EQUIPMENT CLASSIFICATION                           1                    1.19
EXTRAORDINARY SUPPORT                              2                    2.6
F.O.B.                                             1                    1.20
FORCE MAJEURE                                      1                    1.21
HAZARDOUS/TOXIC MATERIAL                           1                    1.22
HEADINGS                                           1                    1.23
IMPLEADER                                          1                    1.24
INDEMNITY                                          1                    1.25
INDEPENDENT CONTRACTOR                             1                    1.27
INFRINGEMENT                                       1                    1.28
INSOLVENCY                                         1                    1.29

                                                         Contract Number GA03598


INSPECTION                                         1                    1.30
INSTALLATION SPECIFICATIONS                        4                    4.1
INSTALLATION/CUTOVER ASSISTANCE                    2                    2.7
INSTALLATION AND ACCEPTANCE                        7                    7.4
INSURANCE                                          1                    1.31
INVOICING                                          1                    1.32
JOINT WORK PRODUCT                                 1                    1.33
MARKING                                            1                    1.34
MINORITY / WOMEN OWNED ENTERPRISES                 1                    1.35
MOST FAVORED CUSTOMER                              1                    1.37
NEW EQUIPMENT, SOFTWARE,
 FUNCTIONALITIES AND FEATURES                      1                    1.39
NEW OR CHANGED ROUTINES,
 PROCEDURES OR SERVICES                            1                    1.38
NONWAIVER                                          1                    1.40
NOTICES                                            1                    1.41
ORDERING PROCEDURES                                1                    1.42
PACKING AND SHIPPING                               1                    1.43
PARTIES WHO MAY PLACE ORDERS UNDER
 THIS AGREEMENT                                    1                    1.2
PAYMENT                                            1                    1.44
PREMIUM TIME ALLOWANCES                            4                    4.4
PRICES FOR GOODS AND SERVICES
 AND SOFTWARE FEES                                 1                    1.4
PUBLICITY                                          1                    1.45
RADIO FREQUENCY ENERGY STANDARDS                   2                    2.8
REGISTRATION                                       2                    2.9
REGULATORY PROCEEDINGS                             1                    1.46
RELIABILITY                                        1                    1.47
REMEDIES                                           1                    1.48
REPAIR/REPLACEMENT OF GOODS                        6                    6.1
REPLACEMENT MEDIA                                  7                    7.5
REPORTS                                            1                    1.36
RETURN OF GOODS                                    2                    2.10
SERVICES PERFORMED ON BUYER'S
 PREMISES                                          1                    1.49
SEVERABILITY                                       1                    1.50
SOFTWARE LICENSE                                   7                    7.1
SOFTWARE SUPPORT                                   7                    7.6
SOFTWARE WARRANTIES                                7                    7.8
SOURCE CODE ESCROW                                 7                    7.2
SPECIFICATIONS FOR GOODS AND SOFTWARE              1                    1.51
STANDARD OF PERFORMANCE                            7                    7.3
SUBCONTRACTORS                                     1                    1.52
SURVIVAL OF OBLIGATIONS                            1                    1.53

                                                         Contract Number GA03598

TAX                                                1                    1.54
TECHNICAL AUDIT FOR SOFTWARE FEATURES              1                    1.55
TECHNICAL SUPPORT                                  2                    2.11
TERMINATION OF AN ORDER FOR
 CONVENIENCE                                       1                    1.56
TERM OF AGREEMENT                                  1                    1.3
TESTING AND ACCEPTANCE                             4                    4.3
TRAINING DEVELOPMENT                               5                    5.3
TRAINING PROGRAMS AND MATERIALS                    5                    5.1
WARRANTIES, RELATED REMEDIES (SOFTWARE)            7                    7.8
WARRANTIES (GENERAL)                               2                    2.12

                                                                Contract GA03598

                           GENERAL PURCHASE AGREEMENT

                                       FOR

                       TELECOMMUNICATIONS NETWORK PRODUCTS

                              AND RELATED SERVICES





This Agreement is entered into as of June 10, 1998, between Ameritech Services, Inc., a Delaware corporation, with principal offices at 2000 West Ameritech Center Drive, Hoffman Estates, Illinois 60196-1025, for itself and on behalf of its Affiliates, and Axiom, Inc. (hereinafter "Supplier"), a New Jersey corporation, with principal offices at 4000 Midlantic Drive, Mt. Laurel, New Jersey 08054, for the purchase of telecommunications network products and related services and the licensing of software.

In consideration of the mutual promises set forth herein, the parties agree as follows:

                                                                Contract GA03598

                                   ARTICLE ONE

                          GENERAL TERMS AND CONDITIONS

1.1  DEFINITIONS
     -----------

     For purposes of this Agreement, the following words shall be defined as below:

     "Affiliates" shall mean Ameritech Corporation and any business entity which is, directly or indirectly, owned or controlled by Ameritech Corporation. For the purpose of this Agreement, owned means Ameritech Corporation or any Affiliate owns an equity interest (or equivalent thereof) of more than fifty percent (50%). Affiliate also means any successor to Ameritech Corporation, whether by change of name, dissolution, merger, consolidation, reorganization or otherwise.

     "Buyer" shall mean (1) Ameritech Services, Inc. or any Affiliate with respect to any Orders placed by it, or (2) any Affiliate with respect to Goods, Services and/or Software ordered by Ameritech Services, Inc. and transferred to such Affiliate, or (3) Ameritech Services, Inc. with respect to matters relating to or affecting the terms and conditions of this Agreement.

     "E" or "engineer" shall mean the performance of functions such as design, layout and planning by Supplier.

     "Enhancement" shall mean additional Software functional capabilities, efficiency improvements, modifications and/or the introduction of functionality not originally implemented by the previous version of the object code or the implementation of said functionality on new or different technologies.

     "FPP" shall mean a firm price proposal received from Supplier in response to Buyer's EF&I, F&I, and E&F Orders. An FPP shall include itemized pricing and, as applicable, a detailed list of the Goods and/or Software, description of the Services, technical configuration of the Goods, and performance calculations.

                                                                CONTRACT GA03598

     "FPQ" shall mean a firm price quotation received from Supplier in response to Buyer's Request for Proposal. An FPQ shall include itemized pricing and, as applicable, a detailed list of the Goods and/or Software, description of the Services, technical configuration of the Goods, and performance calculations.

     "Furnish Only" shall mean the supplying of Goods by Supplier with no engineering and/or installation Services required from Supplier.

     "Goods" shall mean all products manufactured and/or supplied by Supplier.

     "I" or "install" shall mean the performance of installation, removal, rearrangement and other related Services by Supplier.

     "Materials" shall mean products furnished by Buyer for Supplier's performance of certain Services under an Order placed under this Agreement. Materials may include products purchased from Supplier under another purchase order or products purchased from other suppliers of Buyer.

     "Order" shall mean Buyers form of order for purchasing Goods and Services and/or licensing Software hereunder.

     "Services" shall mean, as applicable, the performance of engineering, installation, assembly, repair, replacement, training or other work, other than manufacturing, by Supplier under this Agreement.

     "Software" shall mean computer programs manufactured or distributed by Licensor and described in an Order, including machine-readable object code, but not source code. Computer programs means a set of statements or instructions, in any verbal, schematic, or other form, in any language or mechanical or other translation thereof, which is capable, when incorporated in a machine-readable medium of directly or indirectly causing a machine or device having information processing capabilities to indicate, perform, or achieve a particular function. Such programs may be contained in any medium whatsoever, including hardware containing a pattern of bits representing such programs. Software does not include the medium in or on which it is contained. Software does include, but is not limited to forms, screens, reports, routines, subroutines, scripts,

                                                                CONTRACT GA03598


     control statements, models, and templates. Software also includes all Documentation and Updates normally provided by Supplier to its customers.

     "Update" shall mean changes to the Software that remedy deficiencies or improve operating performance without altering its basic functionality.

1.2  PARTIES WHO MAY PLACE ORDERS UNDER THIS AGREEMENT
     -------------------------------------------------

     Ameritech Services, Inc. and each of the Affiliates may place Orders under this Agreement in accordance with the terms and conditions of this Agreement. The ordering party shall be solely liable for all applicable obligations of Buyer specified herein which arise from any Order(s) it may place under this Agreement including, but not limited to, payment obligations, and the ordering party shall have the benefit of all applicable obligations of Supplier established in this Agreement in connection with any Orders it may place. In addition, each of the Affiliates shall also have the benefit of all warranties and other agreements of Supplier hereunder with respect to Goods, Services and/or Software ordered by Ameritech Services, Inc. and transferred to any such Affiliate.

1.3  TERM OF AGREEMENT
     -----------------

     This Agreement is effective for the placement of Orders for Goods, Services, and/or Software from June 1, 1998 through May 31, 2003, and shall continue to be effective for Orders placed during successive period(s) of one (1) year each unless terminated at the expiration of the initial or any such successive period by either party on not less than one hundred-twenty
     (120) days prior written notice to the other.

1.4  PRICES FOR GOODS AND SERVICES AND SOFTWARE FEES
     -----------------------------------------------

     Prices for Goods and Services and fees for Software ordered hereunder are set forth in Appendix 1, attached hereto and incorporated herein, or as otherwise agreed in writing by Supplier and Ameritech Services, Inc. In the event Supplier furnishes any foreign manufactured Goods hereunder, Supplier shall comply with the provisions in Appendix 2, attached hereto and incorporated herein.

                                                                CONTRACT GA03598


1.5  ACCEPTANCE
     ----------

     All Goods, Services, and Software shall be received by Buyer subject to Buyer's inspection and right of rejection. Buyer shall have no obligation to accept and pay for Goods, Services, and/or Software which do not conform to the Supplier published specifications and requirements established in this Agreement. Buyer assumes no liability for Goods produced or shipped in excess of the quantity specified in any Order placed hereunder.

     A.   Goods:

          Except where Supplier performs installation Services pursuant to the Order for the Goods, Buyer shall have thirty (30) days after delivery of the Goods to Buyer's destination to inspect such Goods for shipment deficiencies, defects and/or damage. Failure of Buyer to notify Supplier of any shipment deficiencies, defects and/or damage to the Goods within said period shall be deemed acceptance of the Goods. Whenever Supplier performs installation Services for Goods furnished by Supplier, acceptance of the affected Goods shall be in accordance with the provisions in Article Four. If Buyer notifies Supplier of any deficiencies, defects and/or damage, Supplier shall have thirty (30) days from the date of the notice to cure such deficiencies, defects, and/or damage unless another period or procedure specifically or expressly applies.

     B.   Software:

          Software which is to be used with Goods to be installed by Supplier and which is provided with such Goods shall be accepted in accordance with the provisions in Article Four relating to such Goods. All other Software shall be accepted in accordance with the provisions in Article Seven.

     C.   Services:

          Buyer shall accept Services performed hereunder upon completion of the Services conforming to the service order specifications to Buyer's reasonable satisfaction, in accordance with the provisions in Articles Two through Seven relating to such Services, unless otherwise specified in this Agreement.

                                                                CONTRACT GA03598


     All required documentation (including central office base drawings where applicable) shall be provided to Buyer prior to and as a condition of Buyer's final acceptance.

     Acceptance in no way relieves Supplier of its responsibilities under the WARRANTIES Clause.

1.6  ACCESS TO SUPPLIER'S PREMISES
     -----------------------------

     Supplier shall permit reasonable access to its premises in connection with the purchase of Goods and Services hereunder. Buyer shall comply with all plant rules and regulations and any governmental requirements while on Supplier's premises. Supplier shall not require waivers or releases of any personal rights from Buyer in connection with visits to Supplier's premises, and no such release or waiver shall be pleaded by Supplier in any action or proceeding.

1.7  ASSIGNMENT
     ----------

     Supplier shall neither assign any right or interest under this Agreement or any Order issued hereunder, excepting monies due or to become due, nor delegate any obligation or work in whole or in part to be performed by Supplier under this Agreement or any Order hereunder without Buyer's prior written consent. Any attempted assignment or delegation in contravention of the above provisions shall be void. Any assignment of monies shall be void to the extent that (1) Supplier has not given Buyer at least thirty (30) days prior written notice of such assignment, or (2) such assignment imposes upon Buyer obligations to the assignee additional to the payment of such monies or precludes Buyer from dealing solely and directly with Supplier in all matters pertaining to this Agreement or any Order hereunder.

     Buyer may assign this Agreement or any Order, in whole or in part, to Ameritech Corporation or any of its Affiliates. Upon such assignment and assumption of liability thereto by assignee, the assignor shall be discharged of any liability pursuant to this Agreement.

     Without limiting the generality of the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties' respective successors and assigns.

                                                                CONTRACT GA03598


1.8  BILLING
     -------

     When applicable, supplier's billing for Goods and/or Services furnished hereunder shall be in accordance with the standards specified in Bellcore document TR-ISD-000152, Issue 2, dated May, 1987, Guidelines For Mechanized
                                                       -------------------------
     Invoicing. Such standards permit Buyer to identify equipment retirement
     ---------
     units for inclusion into mechanized Property Records Systems and classification of central office equipment in accordance with the Uniform System of Accounts.

1.9  BILLING RECORDS
     ---------------

     Supplier shall maintain, at no additional charge to Buyer, in accordance with generally accepted accounting principles, complete and accurate records related to amounts billed to and payments made by Buyer hereunder, including records reflecting all labor and equipment hours, materials acquired and work subcontracted to other parties in connection with Supplier's performance hereunder. Supplier shall provide Buyer supporting documentation concerning any disputed invoice within thirty (30) days after Buyer notifies Supplier of a dispute, or, at Buyer's option, Supplier shall permit Buyer to examine and audit these records at all reasonable times to verify any amounts in dispute. Payments made under this Agreement shall be subject to final adjustment as determined by such review. Supplier shall retain such records for a period of three (3) years from the expiration of this Agreement or for such length of time as may be required by any applicable federal, state, or local law, ordinance or regulation, whichever is longer.

1.10 CHOICE OF LAW
     -------------

     The construction, interpretation performance of this Agreement and any claims arising hereunder or related hereto, whether in contract or tort, shall be governed by and construed in accordance with the domestic laws, without regard to its conflict of law rules, of the State of Illinois, or with respect to any Order, the domestic laws, without regard to its conflict of law rules, of the State to which the Goods and/or Software are shipped or to be shipped, or, in the case of Services, the State in which the related Goods and/or Software are used, or, if no Goods and/or Software are involved, the State where performed.

                                                                CONTRACT GA03598


1.11 COMPLIANCE WITH LAWS
     --------------------

     Supplier and all persons furnished by Supplier shall comply with the provisions of the Fair Labor Standards Act, the Federal Occupational Safety and Health Act, environmental laws (the subject of which may include, but shall not be limited to, air, water, noise, soil, and land-fill areas), and all other applicable federal, state and local laws, ordinances and regulations in the performance of this Agreement, including the procurement of required permits and certificates. "Performance" as used herein shall include, but not be limited to, Supplier's furnishing, installation, removal, processing, transportation, use, disposal, treatment, reclamation or other method of handling Goods and/or Materials under this Agreement. Supplier shall indemnify Buyer from and against any loss, damage or expense sustained by reason of Supplier's failure to comply.

     Supplier shall maintain throughout the term of this Agreement all federal, state and local licenses, permits, and certificates necessary to perform this Agreement, which shall be promptly furnished to Buyer upon request.

1.12 CONFIDENTIAL INFORMATION
     ------------------------

     Any information, including but not limited to specifications, drawings, computer programs, technical or business information or other data in whatever form (hereinafter "Information"), furnished by a disclosing party to a receiving party, whether in writing, orally or visually, under or in contemplation of this Agreement or any Order or to which the receiving party has access through its performance hereunder shall be considered confidential and shall be subject to the following:

     A. Receiving party shall restrict disclosure of the Information to Supplier's employees with a "need to know" (i.e., employees that require the Information to perform their responsibilities in connection with this Agreement or an Order) and not disclose it to any other person or entity without the prior written consent of disclosing party;

     B. Receiving party shall use the Information only for purposes of performing under this Agreement;

     C. Receiving party shall advise those employees who access the Information of their obligations with respect thereto;

                                                                CONTRACT GA03598


     D. Receiving party shall copy the Information only as necessary for those employees who are entitled to receive it and ensure that all confidentiality notices are reproduced in full on such copies; and

     E. Receiving party shall return all copies of such Information to disclosing party at disclosing party's request.

     Receiving party recognizes and agrees that the unauthorized use or disclosure of the Information would cause irreparable injury to disclosing party for which it would have no adequate remedy at law, and that an actual or contemplated breach of this Clause shall entitle disclosing party to obtain immediate injunctive relief prohibiting such breach, in addition to any other rights and remedies available to it. The obligations herein contained shall expressly survive the termination or expiration of this Agreement.

     The Information shall not be considered confidential and shall not be subject to the foregoing if receiving party can demonstrate that the
     Information:

     A. is or becomes available to the public through no breach of this Agreement or an Order;

     B. was previously known by receiving party without any obligation to hold it in confidence;

     C. is received from a third party free to disclose such Information without restriction;

     D. is independently developed by receiving party without the use of disclosing party's Information;

     E. is approved for release by written authorization of disclosing party, but only to the extent of such authorization;

     F. is required by law or regulation to be disclosed, but only to the extent and for the purposes of such required disclosure; or

                                                                CONTRACT GA03598

     G. is disclosed in response to a valid order of a court or lawful request of governmental agency, but only to the extent of and for the purposes of such order or request, provided that receiving party first notifies disclosing party of the order or request and permits disclosing party to seek an appropriate protective order.

     H. No Information furnished by receiving party to disclosing party hereunder or in contemplation hereof shall be treated as confidential by disclosing party, with the exception of product specifications, hardware, or software information, and/or performance data, pricing information and proposals, operation manuals and related operating instructions, unless specifically labeled as such by receiving party in advance of its disclosure to disclosing party. In such event disclosing party shall safeguard and protect receiving party's confidential Information in accordance with the provisions above, except disclosing party may disclose such Information to employees of Ameritech Services, Inc. and the Affiliates with a need to know.

1.13 DEFAULT
     -------

     In the event either party shall be in breach or default of any term of this Agreement or any Order placed hereunder and such breach or default shall continue for a period of thirty (30) days after the giving of written notice to the party in breach or default by the other, the aggrieved party may avail itself of any and all remedies at law or in equity or otherwise, including, without limitation, the right to cancel any affected Order(s) without any charge, obligation or liability whatsoever, except as to the payment for Goods, Services, and/or Software already received and accepted by Buyer and the right of Supplier to reject any Orders if Buyer is in breach; provided, however, that Buyer may receive the liquidated damages set forth in the DELAYS Clause without having first given the aforesaid written notice of breach or default. In the event the parties established a commitment, purchase level or discount program, the quantity covered by such cancelled Order(s) shall be deducted from such commitment, purchase level or volume required for discount entitlement. Each party shall cooperate with the other in every reasonable way to facilitate the remedy of a breach or default hereunder.

     Failure by Buyer to pay any amount allegedly due under any Order which is the subject of a good faith dispute shall not be deemed to be a breach or default by Buyer as long as the parties are negotiating in good faith, provided further, however, that if the amount in dispute has not been paid

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                                                                CONTRACT GA03598


            or settlement reached within 90 days after the invoice due date, Supplier may consider Buyer in default of said payment.


 1.14       DELAYS
            ------

            Supplier shall notify Buyer in writing prior to the agreed upon date of delivery of Goods and/or Software to the designated F.O.B.
            point, or date of completion of Services, or any possible delays in the agreed upon schedule for delivery of Goods/Software, or for completion of Services. Buyer shall review such notice, and if Buyer determines it is not adversely affected by such delay, then Buyer will consent in writing to such delay and the paragraphs below shall not apply, unless Supplier subsequently fails to meet the extended delivery or completion date, in which event such paragraphs shall apply retroactively from the original date for delivery/completion if Buyer does not consent in writing to such further delay.


            If such consent is not granted to Supplier and Supplier fails to meet the agreed upon date of delivery or date of completion through no fault of Buyer or for any reason not covered by the FORCE MAJEURE Clause, then, because damages to Buyer arising from such delay would be difficult if not impossible to ascertain; Following a period of fifteen (15) days from the required delivery date, buyer shall be entitled to receive as liquidated damages, and not as a penalty, an amount calculated by multiplying one half percent (.5%) times the price of the Order for each day delivery of the Goods and/or Software or completion of the Services is delayed until actual delivery/completion or Supplier's receipt of Buyer's notice of cancellation of the Order pursuant to the DEFAULT Clause, whichever first occurs. The amount of liquidated damages shall not exceed 10% of the price of the Order. At Buyers option, Supplier shall either credit the liquidated damages against the price of the applicable Order or promptly make payment thereof to Buyer. Buyer's entitlement to liquidated damages for delayed delivery/completion under the above paragraph shall not be construed to limit, diminish or prejudice any of Buyer's other rights or remedies provided at law or in equity or as set forth in this Agreement, including Buyer's right to cancel any Order hereunder at any time pursuant to the DEFAULT Clause.


            Notwithstanding the foregoing, Supplier shall use diligent efforts to deliver the Goods and/or Software or complete the Services subject to this Clause expeditiously.

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                                                               CONTRACT GA03598


 1.15       DELIVERY/COMPLETION INTERVAL
            ----------------------------

            Goods and Software shall be delivered to the specified F.O.B. point and Services shall be performed according to Supplier's standard intervals; provided, however, Supplier and Buyer may agree to a delivery schedule applicable to an Order that results in a reduction in the standard intervals. Should Buyer require delivery of Goods and Software and/or completion of Services sooner than the standard intervals, Supplier shall use diligent efforts to comply with such request. Supplier's standard intervals are set forth in Appendix 2, attached hereto and incorporated herein.


 1.16       DISCLOSURE OF DEFECTS
            ---------------------

            Supplier acknowledges and understands the critical importance to Buyer of avoiding network or other service degradation, adverse media coverage or other adverse publicity regarding its network services, or the deterioration or breach of the security of Buyer's telecommunications facilities or network. For purposes of this section, "Event" shall mean any malfunction of the Goods and/or Software ordered hereunder or any failure of such Goods and/or Software to conform to the Specifications of the Buyer or Supplier. An Event includes but is not limited to:

            (a) Actual failures or adverse functioning of such Goods and/or Software;

            (b) Actual or known defects in design and/or manufacturing of Goods and/or Software which are known by Supplier regardless of whether such potential, suspected, actual or known defects have resulted in any actual malfunctions or failures of Goods and/or Software; and

            (c) uses of such Goods and/or Software in combination with other goods, products, or services, whether those of Supplier or others, where such combined usage actually does result in failures or adverse functioning of the Goods and/or Software.

            Supplier agrees to be aware of and compile reports concerning any actual Events. Supplier further agrees to notify the affected Buyer(s) and Ameritech Services, Inc. of the occurrence of any Event within four (4) hours of Supplier's first knowledge of the Event. Such notification shall include any and all actions taken by Supplier, its agents and contractors and by the owner or user of Goods and/or Software which are subject to the Event. Within forty-eight (48) hours after such notification, Supplier shall provide the Buyer(s) with a complete and detailed written description of

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                                                                CONTRACT GA03598


            (1) the activities which led up to or preceded the Event, (2) the cause or causes of, including any and all known contributing factors to, the Event, (3) any and all actions taken by Supplier, its agents, and contractors, and by the owner or user of the Goods and/or Software which are subject to the Event to control, correct, or contain the Event, (4) the date the Event will be resolved and
            (5) any and all measures which can be reasonably taken to avoid or stop the occurrence of the Event in the Buyer's(s') facilities or network. Supplier shall continue to provide these written descriptions to the Buyer(s) every forty-eight (48) hours until such time as the Event has been successfully resolved or until Supplier and the Buyer(s) agrees on their discontinuance. If requested by the Buyer(s), Supplier shall provide identical descriptions to Belicore's National Control Center or Ameritech Services Inc.'s specified agent.

 1.17       DOCUMENTATION
            -------------

            Supplier shall provide its standard documentation and/or site-specific documentation in accordance with Bellcore document TR-TSY-oo0454 Issue 1, Supplier Documentation for Network Elements
                                   -------------------------------------------
            and Ameritech document AM-TR-EEN-0o0o15 Issue 1, dated June 1987, Ameritech Central Office Equipment and Engineering Requirements, and
            ----------------------------------------------------------------
            any revisions thereto. Documentation and any subsequent changes or updates shall reference Supplier's part numbers, issue numbers, and date of issue. Such changes and updates shall be provided at no charge to Buyer and shall include all documentation associated with all changes and enhancements to the Goods and/or Software.

            All requested or required documentation, information and copies shall be provided in Supplier's standard format.

            Buyer reserves the right to provide certain standard documentation required for the installation of Supplier's Goods to third parties for the sole purpose of having such third parties install Goods purchased hereunder.

            A. Supplier's standard documentation means all materials, whether supplied in printed form or on magnetic tape or other media, that explain or facilitate the use of the Goods and Software. Such documentation includes, but is not limited to, equipment specification drawings, circuit schematic drawings, and wiring diagrams; technical specifications; maintenance, operation and installation manuals or instructions; training materials; user manuals; systems manuals; programming manuals; and flow charts and logic diagrams.

                                                                CONTRACT GA03598


               Buyer may reproduce Supplier's standard documentation for its internal use, provided that Buyer reproduces Supplier's copyright or other proprietary legend.

          B. At no additional charge, Supplier shall provide to Buyer's site one (1) complete set of all applicable standard documentation under each Order placed by Buyer.

          C. Site-specific documentation includes, but is not limited to, engineering and installation specifications, central office base drawings, list of required Goods and Software. Buyer shall have title to, ownership of, and all proprietary rights in all site-specific documentation prepared or conceived or developed by Supplier or its employees, agents and subcontractors in contemplation of during the course of, or in connection with or arising out of performance under an Order placed hereunder. Supplier shall, as necessary to implement the foregoing sentence, obtain from such employees, agents or subcontractors the assignment, transfer and conveyance to Supplier or Buyer of any proprietary rights, including copyright, that they may have in such documentation. Site-specific documentation shall be considered Buyer's confidential information and shall be subject to the provisions in the CONFIDENTIAL INFORMATION Clause.

          D. Supplier shall provide to Buyer's job site two (2) complete sets of site-specific documentation upon commencement of the installation Services where Supplier is performing such Services.

          E. Buyer shall have title to, ownership of, and all proprietary rights in all site-specific documentation as described in Subsection 1.17.C, except Supplier's standard documentation, prepared or conceived or developed by Supplier or its employees, agents and subcontractors in contemplation of, during the course of, or in connection with or arising out of performance under an Order placed hereunder. Supplier shall, as necessary to implement the foregoing sentence, obtain from such employees, agents or subcontractors the assignment, transfer and conveyance to Supplier or Buyer of any proprietary rights, including copyright, that they may have in such documentation. Site-specific documentation shall be considered Buyer's confidential information and shall be subject to the provisions in the Section entitled "CONFIDENTIAL INFORMATION."

                                                                CONTRACT GA03598


 1.18       EQUAL OPPORTUNITY REQUIREMENTS
            ------------------------------

            Supplier shall comply, to the extent applicable, with the NONDISCRIMINATION PROVISIONS set forth in Appendix 3, attached hereto and incorporated herein.


1.19        EQUIPMENT CLASSIFICATION
            ------------------------

            Prior to or upon shipment of Goods ordered hereunder, Supplier shall, at no additional charge to Buyer, provide Buyer's engineering department a list of the Goods classified in accordance with the Uniform System of Accounts and in sufficient detail to enable Buyer to identify equipment retirement units for inclusion into mechanized property record systems and in the format required for direct entry into Buyer's Detailed Continuing Property Record system in accordance with the provisions in the MARKING Clause.


1.20        F.O.B.
            ------

            Goods shipped to Ameritech Services, Inc. shall be F.O.B. origin, prepaid and added. Buyer shall select the shipping company to be used for shipment of all Goods and it shall notify the Supplier of the company's address and telephone number. In the event that Buyer fails to make such notification prior to the shipment date, Supplier shall select the standard carrier used for the product being shipped.

            Goods shipped to an Affiliate shall be F.O.B. destination, freight prepaid and added as a separate item on Supplier's invoice, unless otherwise indicated in Buyer's Order.

            Purchases under this Agreement shall be shipped subject to freight charges appropriate for goods classified pursuant to the National Motor Freight Classification. Supplier shall use value resulting in lowest charge where rate is dependent on released value.

                                                                CONTRACT GA03598


1.21        FORCE MAJEURE
            -------------

            Neither Buyer nor Supplier shall be liable to the other for any delay or failure in performance hereunder due to strikes, threatened strikes, stoppage of work, embargoes, requirements imposed by governmental regulations, civil or military authorities, or other causes which are beyond the control and without the fault or negligence of the party unable to perform (hereinafter "force majeure condition"). The party delayed or unable to perform shall give immediate notice to the other party.

            In the event Supplier is the party delayed or unable to perform for a period of three months or more, Buyer may elect:

            (a) to terminate any affected Order or portion thereof relating to Goods and/or Software not already delivered or Services not already performed without liability to Supplier; or (b) to suspend performance under the affected Order or portion thereof for the duration of the force majeure condition, during which period Buyer may buy elsewhere substitute goods, services and/or software and, if applicable, to allow Supplier to resume performance of the affected Order once the force majeure condition ceases, with an option to extend the delivery/completion date up to the length of time the force majeure condition endured or (c) to take other action as may be agreed to by the parties. In the event the parties established a commitment, purchase level or discount program, the quantity bought or for which commitments have been made elsewhere shall be deducted from such commitment, purchase level or discount program. Buyer shall not be obligated to pay for Services (or in the event of prepayment shall be entitled to a refund) to the extent and for the duration that performance thereof is delayed or prevented pursuant hereto. The above shall not prevent Buyer from subsequently terminating the affected Order pursuant to the terms and conditions specified in Section 1, Paragraph 56.

1.22        HAZARDOUS/TOXIC MATERIAL
            ------------------------

            Supplier shall identify to Buyer, in advance of delivery, any toxic substances or hazardous materials incorporated in or associated with the Goods or Services provided hereunder and shall advise Buyer of all precautions to be taken for their use and disposal. When applicable, Supplier shall furnish Buyer a completed Material Safety Data Sheet for any materials furnished by Supplier hereunder as required by any federal, state or local laws, ordinances or regulations. Any

                                                                CONTRACT GA03598


            transportation or other handling of the hazardous materials by Supplier shall be performed in accordance with all applicable federal, state and local laws, ordinances and regulations.


1.23        HEADINGS
            --------

            The Clause headings inserted in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

1.24        IMPLEADER
            ---------

            Supplier shall not implead or bring any action against Ameritech Services, Inc., any Affiliates, Ameritech Corporation or their employees based on any claim by any person for personal injury or death that occurs in the course or scope of employment of such person by Supplier that arises out of Goods, Services and/or Software provided under this Agreement and which is caused by Supplier's negligence or willful misconduct.

1.25        INDEMNITY
            ---------

            Supplier shall defend, indemnify and hold harmless Buyer, its corporate affiliates, their officers, employees and agents from and against any and all losses, damages, expenses (including attorney's fees and costs), claims, suits and liabilities, whether based in contract or tort (including strict liability), to the extent arising out of or resulting from (a) Supplier's negligent acts, omissions, or willful misconduct of those of persons, including subcontractors, furnished by it, (b) any defective Goods provided hereunder which cause personal injury, (c) assertions under Workers' Compensation or similar laws made by persons furnished by Supplier. Buyer shall promptly notify Supplier of any written claim, loss, or demand for which Supplier is responsible under this Clause.

            Without limiting the generality of the foregoing, to the extent that Services are performed in the State of Ohio, it is expressly agreed that Supplier hereby waives any immunity from its obligations to defend, indemnify and hold harmless Buyer (or The Ohio Bell Telephone Company) from and against claims by employees of Supplier, which immunity would otherwise arise by operation of Ohio Revised Code (S)(S)4l23.74 and 4123.741 and Section 35, Article II, Ohio Constitution or any other statute or constitutional provision.

                                                                CONTRACT GA03598


1.26        LIMIT OF LIABILITY - SUPPLIER
            -----------------------------

            Supplier's liability is limited as follows:

            A. In no event shall supplier be liable for any incidental or consequential damages, lost profits, or lost data, or any other indirect damages even if supplier has been informed of the possibility thereof.

            B. Except for any liability for indemnification under sections 1.25 or 1.28, the total liability of Supplier to Buyer under the Agreement shall be limited to 100% of the amount of the price for the specific product(s) which gives rise to or is the subject of the claim, breach or failure; except for any instance of non-delivery of a product or inoperability of the major hardware component parts, such as CPU's, Disks, CD-ROM, DAT Drive, WWVB Clock, FE 56 and PCB's, CLU & PCB, tape interface modules, port selectors, and BX.25 PCBs (collectively referred to as "Major Hardware Components"), resulting in an inability to use the system of which it is a part, in which case the total liability of Supplier shall be 150% of the price paid for the product or Major Hardware Component not delivered or inoperable.

1.27        INDEPENDENT CONTRACTOR
            ----------------------

            Supplier shall perform hereunder as an independent contractor and nothing herein shall be construed as creating any other relationship between the parties hereto including, but not limited to, partnership, agency or joint venture. Neither Supplier nor Supplier's subcontractors nor the employees of any of them shall be deemed for any purpose to be employees of Buyer. Accordingly, neither Supplier nor Supplier's subcontractors nor their employees shall be entitled as a result of this Agreement to any of the benefits under any employee benefit plan Buyer presently has in effect or may put into effect. Supplier and Supplier's subcontractors shall be solely responsible for the withholding or payment of all applicable federal, state and local personal income taxes, social security taxes, and other payroll taxes with respect to their employees, as well as any taxes or contributions imposed by applicable state unemployment or workers' compensation act(s). Supplier has sole authority and responsibility to hire, fire and otherwise control its employees.

                                                                CONTRACT GA03598


            Supplier shall either obtain an Employer Identification Number from the federal government (and, where appropriate, local government) or file appropriate notification of self-employed status with the federal (and, where appropriate, state and local) taxing agencies and shall provide Buyer a copy thereof upon request. Supplier shall maintain such employer status throughout the term of this Agreement.

1.28        INFRINGEMENT
            ------------

            Supplier shall defend, indemnify and hold harmless Buyer and its corporate affiliates from and against any suits, claims, actions, losses, damages, expenses (including attorney's fees and costs) or liabilities that may result by reason of any alleged violation, infringement or misappropriation of a United States patent, trade secret, copyright, or other proprietary right based on Buyer's use of any Goods and/or Software or the performance and receipt of Services (including any materials and/or equipment utilized or supplied in the performance of such Services) provided under this Agreement. Buyer shall promptly notify Supplier of any claim of infringement, violation or misappropriation for which Supplier is responsible and shall cooperate with Supplier to facilitate the defense or settlement of any such claim. Supplier or Supplier's attorney(s) shall keep Buyer reasonably apprised of the continuing status of the claim, including any lawsuit resulting therefrom, and shall permit Buyer, upon Buyer's written request, to participate in the defense or settlement of such claim. If the indemnifying party denies that an infringement of a patent(s) has (have) occurred, it shall, upon written request of the indemnified party, provide to the indemnified party a written, competent opinion of counsel concluding that there is no infringement or that the patent(s) asserted is
            (are) invalid.

            If the use of Goods, Software or Services shall be prevented or appears likely to be prevented by court order or settlement resulting from any such claim, Supplier shall, at its expense, either: (a) by license or release from claim of violation, infringement or misappropriation, procure for Buyer the right to continue using such Goods or Software or receiving such Services; or
            (b) modify any such Goods and/or Software or Services so that they are functionally equivalent to the original Goods and/or Software or Services, but are no longer subject to a claim of violation, infringement or misappropriation; or (c) remove such Goods or Software from the premises of Buyer and replace same with equally suitable substitute goods or software free from claim of infringement or misappropriation, or (d) if none of the foregoing alternatives is reasonably available to Licensor, refund the license fee of the Software to Licensee and accept its return. Licensor's refund of the

                                                                CONTRACT GA03598


            license fee under this Section shall not constitute an election of remedies by Licensee or otherwise limit the rights and remedies available to Licensee under this Agreement. Unless otherwise agreed in writing by Buyer, Supplier shall use its commercially reasonable best efforts to procure the right for Buyer to use the Goods, Software or Services as provided in (a) above.

            The provisions of this Section shall survive the expiration or termination of this Agreement and the pertinent Order.

1.29        INSOLVENCY
            ----------

            If Supplier becomes insolvent; if a receiver of Supplier's assets is appointed; if Supplier takes any step leading to its cessation as a going concern; or if Supplier either ceases or suspends operations for reasons other than a force majeure, then Buyer may immediately terminate this Agreement and/or any Order(s) hereunder on written notice to Supplier unless Supplier immediately gives adequate assurance, satisfactory to Buyer, of the future performance of this Agreement or such Order(s).

            If bankruptcy proceedings are commenced with respect to Supplier and if this Agreement has not otherwise terminated, and Supplier has failed to perform, then Buyer max' suspend all further performance of this Agreement or any Order(s) hereunder until Supplier assumes and provides adequate assurance of future performance or rejects this Agreement or such Order(s) pursuant to (S)365 of the Bankruptcy Code or any successor provision. Any such suspension of further performance by Buyer pending Supplier's assumption or rejection will not be a breach of this Agreement and will not affect Buyer's right to pursue or enforce any of its rights under this Agreement or such Order(s) or otherwise.

1.30        INSPECTION
            ----------

            Ordinarily, shipments will be made without Buyer's or its agent's inspection at the source. However, Buyer reserves the right to inspect any Goods prior to shipment upon twenty-four (24) hour written notice to Supplier. In such event, Supplier shall notify Buyer's agent or, if unknown, Buyer (at 847-248-8851), that the Goods are ready for inspection at the source. Supplier shall make available, without charge, any production testing facilities and personnel required by Buyer or its agent to inspect the Goods.

                                                                CONTRACT GA03598


 1.31       INSURANCE
            ---------

            Supplier shall maintain during the term of this Agreement: (a) Workers' Compensation insurance as prescribed by the law of the state in which Supplier's obligations under this Agreement are performed, (b) Employer's Liability insurance with limits of at least $2,000,000 for each occurrence, (c) Commercial General Liability insurance (including but not limited to contractual and products liability coverage) with combined single limits for each occurrence of at least $3,000,000, and (d) if the use of motor vehicles is required, Commercial Automobile Liability insurance (including hired and nonowned coverage) with combined single limits for each occurrence of at least $3,000,000 for bodily injury and property damage. Neither Supplier nor Supplier's insurer(s) shall have a claim, right of action or right of subrogation against Buyer based on any occurrence insured against, in whole or in part, under the foregoing insurance. Supplier's policy shall be endorsed to name Ameritech Corporation. and its affiliates as additional insureds and state "Ameritech Services, Inc. is to be notified in writing at least sixty (60) days prior to cancellation of or any material change in this policy." Supplier shall furnish a copy of the endorsement and certificates evidencing the foregoing insurance prior to performance hereunder and annually thereafter during the term of this Agreement. Supplier's purchase of insurance shall not, in any way, limit Supplier's liability under this Agreement.

 1.32       INVOICING
            ---------

            Supplier shall send invoices to the address specified in the Order and rendered as follows:

            A. Engineering -

               100% upon Buyer's receipt of site-specific documentation.

            B. Goods -

               100% upon shipment of the Goods where Supplier does not perform installation Services.

            C. Software -

               100% upon Supplier's shipment of the Software.

                                                                CONTRACT GA03598

            D. Installation Services -

               100% upon Buyer's acceptance of the Services via Buyer's execution of its Certificate of Acceptance.

            E. Support Services -

               An annual Software Support payment is due and payable 100% each January, unless otherwise specified per the applicable Order.

            Invoices shall contain the following applicable information: this Agreement number; Order number; item number; Order date; invoice date; invoice number; itemized description of the Goods, Software, and/or Services; quantity, unit, unit price; total price; Continuing Property Record (CPR) and Common Language--Equipment Identification
            (CLEI) codes; remittance address; and payment terms. Supplier shall include as a separate line item on the invoice prepaid transportation charges that are to be charged back on the invoice and shall furnish the supporting transportation bills with the invoice.

 1.33       JOINT WORK PRODUCT
            ------------------

            The Agreement is the joint work product of the parties. For convenience it has been drafted in final form by Buyer; accordingly, in the event of any ambiguities, no inferences shall be drawn against either party.

 1.34       MARKING
            -------

            In addition to any marking otherwise required herein, Goods furnished hereunder shall be marked, at no additional charge, in accordance with the requirements set forth in the following Bellcore documents and any revisions thereto:

                                                                CONTRACT GA03598


                   GR383, Issue I, dated July 1997, Generic Requirements for
                                                    ------------------------
                   Common Language Bar Code Labels;
                   --------------------------------

                   GR485, Issue 2, dated October 1995, Common Language CLEI Code
                                                       -------------------------
                   Assignment and Equipment Marking Requirements; and
                   ----------------------------------------------

                   TR-EOP-000316, Issue 1, dated December 1986, Vendor/BOC
                                                                ----------
                   Information Requirements for Servicing Defective Units
                   ------------------------------------------------------
                   through the NPIAC.
                   ------------------

            Supplier shall, at no additional charge to Buyer, show, as applicable, Buyer's Product Identifier (PID), a nine-digit number for Goods, on all preliminary and final packaging and packing slips, in addition to any other identification which might be requested by Buyer. The PID shall be marked above the description of Goods and in the same size print used to describe the Goods.

            All Goods furnished hereunder shall be marked for identification purposes with Supplier's coded name, model, serial number and month and year of manufacture.

            All packages containing circuit packs which are sensitive to electrostatic discharge shall have warning labels. The labels shall indicate that special handling is required.

            Supplier shall remove any identification of Ameritech Services, Inc. or any of the Affiliates from the Goods prior to any sale, use or other disposition of Goods rejected, returned or not purchased by Buyer.

 1.35       MINORITY / WOMEN OWNED ENTERPRISES
            ----------------------------------

            It is Buyer's policy that minority and women owned business enterprises should have the maximum opportunity to participate in the performance of its contracts. Supplier shall use diligent efforts to further this policy by awarding subcontracts to minority and women owned business enterprises or by using such enterprises to provide goods and services incidental to this Agreement, with a goal of awarding at least 5% of the contract price to such enterprises. Upon request, Supplier shall furnish appropriate information about its efforts to achieve this goal, including the identities of such enterprises and amounts involved.

                                                                CONTRACT GA03598


 1.36       REPORTS
            -------

            Supplier shall provide to Ameritech Services, Inc., quarterly reports containing the following information for the preceding quarter:

            Buyer's name, Order number, description of Goods, Software and Services, price per unit, total price. Reports are to be sent to:

                        Ameritech Services, Inc.
                        2000 West Ameritech Center Drive
                        Hoffman Estates, Illinois 60196-1025
                        Attn:     Diane P. Stott
                                  Location 3A29D

 1.37       MOST FAVORED CUSTOMER
            ---------------------

            Supplier warrants that the prices for Goods, Software and Services provided to Buyer under this Agreement and the terms and conditions of this Agreement are not, at the date of order and shall not, during the six month period following an Order, be less favorable than the price and/or terms and conditions to any of Supplier's other customers with respect to the same or like goods, software or services in equal or less quantities. In the event Supplier offers, during the term of this Agreement, lower prices and/or more favorable terms and conditions to any such customer with respect to the same or like goods, software or services than are offered to Buyer, Supplier shall reduce the prices hereof correspondingly and/or shall extend such terms and conditions to Buyer.

 1.38       NEW OR CHANGED ROUTINES, PROCEDURES OR SERVICES
            -----------------------------------------------

            Supplier shall not implement or distribute to the Affiliates any information regarding new or changed routines, procedures, or services for Goods purchased or Software licensed under this Agreement without sixty (60) days prior written notice to Ameritech Services, Inc.

                                                                CONTRACT GA03598


 1.39       NEW EQUIPMENT, SOFTWARE, FUNCTIONALITIES AND FEATURES
            -----------------------------------------------------

            In the event at any time during the term of this Agreement Supplier develops new equipment or software which is substantially similar to any Goods or Software provided under this Agreement or any previous agreement between Supplier and Buyer develops any modification, upgrade or enhancement which provides additional or enhanced functionalities and/or features for the Goods or Software provided under this Agreement or any previous agreement between Supplier and Buyer (any of the foregoing referred to as "Evolutionary Product") and where any such Evolutionary Product is to be used primarily by Supplier or Supplier's affiliate(s) in the provision directly by Supplier or Suppliers affiliate of revenue-producing telephone service via such Goods or Software to customers in the United States and the Supplier or Supplier's affiliate provides such service as a "Common Carrier" under the 1934 Communication Act, as amended ("Revenue Producing Service"), then Supplier shall make the appropriate Evolutionary Product available to Ameritech Services. Inc. and the Affiliates at the same time as such Evolutionary Product is made generally available for such Revenue Producing Service to Supplier's affiliate. Such Evolutionary Product shall be provided at prices and/or fees negotiated in good faith, in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, this provision shall not in any way be applicable to any Evolutionary Product that is funded by a third party or custom developed for a third party or where Supplier or Supplier's affiliate does not have the legal right to provide such Evolutionary Product to Buyer.

            For purpose of this Clause, the term "Supplier's Affiliate" shall mean (Supplier's name) or any corporation, company or other entity doing business in the United States in which (Supplier's name) owns, directly or indirectly, through a chain of such ownership, greater than fifty percent (50%) of the outstanding shares or securities representing the right to vote in the election of directors or other managing authorities.

            This Clause shall no longer apply in the event that there is a merger, dissolution or liquidation, where the Supplier is not a surviving party to such merger, dissolution or liquidation.

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                                                                CONTRACT GA03598


 1.40       NONWAIVER
            ---------

            Failure of either party to insist on performance of any provision, term or condition of this Agreement or to exercise any right or privilege hereunder shall not be construed as a waiver of such term, condition, right or privilege in the future.

 1.41       NOTICES
            -------

            Except as otherwise expressly provided herein, any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by any party hereunder shall be given or made by a reputable express delivery service or by certified or registered mail addressed to the appropriate party or parties.

            Notices will be deemed to have been received as of the earlier of the date of actual receipt or, in the case of notices sent via U.S. mail, three (3) days after mailing. A signed receipt shall be obtained where a notice is delivered in person.

 1.42       ORDERING PROCEDURES
            -------------------

            During the term of this Agreement, Buyer or an Affiliate may purchase Goods, Software, and/or Services by issuing an Order to Supplier, and Supplier shall provide the Goods, Software and/or Services set forth on any such Order. Each Order issued by Buyer or an Affiliate shall refer to, incorporate and be subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement shall supersede any conflicting preprinted terms and conditions on an Order or on Supplier's quotation, acknowledgement, invoice or similar documents. No prepayment or minimum ordering quantities or amounts shall apply to any Order and Orders shall be in writing.

            Orders shall specify as applicable, (a) description of Goods and/or Software, inclusive of any numerical/alphabetical identifications;
            (b) description of the Services; (c) required delivery and/or completion date(s); (d) location to which the Goods and/or Software are to be shipped and/or location at which Services are to be performed; (e) location(s) to which documentation is to be

                                                                CONTRACT GA03598


shipped; (f) location to which invoices shall be rendered for payment; (g) Buyer's Order number; (h) prices, Buyer's Request for Proposal Number or Supplier's FPQ Number, as appropriate; (i) this Agreement number; (j) description and serial number, if known, of the specific equipment or site for which Software is being furnished; and (k) any Materials to be provided by Buyer and the location to which said Materials are to be shipped.

Buyer may at any time require additions, alterations, deductions or deviations to an Order. Such changes and any adjustment resulting from such changes including, but not limited to, schedules and prices, shall be mutually agreed upon and subsequently detailed in a written revision to the original Order. Any such change shall not result in a price increase unless such change results in additional costs for Supplier, which shall be substantiated by Supplier.

Orders placed hereunder that are not electronically transmitted shall be sent to the following address:


                        Axiom, Inc.

                        4000 Midlantic Drive

                        Mt. Laurel, New Jersey 08054

 A.         EF&I, F&I, and E&F Orders:

            Supplier shall acknowledge receipt of Buyer's Order within ten (10) workdays of receipt of such Order. Supplier shall accept or reject, in writing, Buyer's Order within four (4) weeks (three (3) weeks for F&I Orders) from receipt of the Order or four (4) weeks prior to the ship date, whichever is earlier. Supplier shall promptly notify Buyer whenever it cannot meet the specified delivery and/or completion date(s). Buyer and Supplier, at Buyer's option, may negotiate new delivery and/or completion date(s) mutually acceptable to both parties, which date(s) shall be acknowledged in writing by Supplier within five (5) workdays of such agreement; absent any such negotiations for a new date or an agreement by both parties for a new date, Buyer's Order shall be deemed null and void.

                                                                CONTRACT GA03598


            Should Buyer require Supplier's acceptance or rejection of an Order in less than the applicable period specified above, Supplier shall use its best efforts to respond within the interval requested by Buyer.

            Supplier shall provide an FPP within two to four (2 - 4) weeks of receipt of all EF&I, F&I, and E&F Orders, but no later than five (5) weeks prior to the scheduled ship date. In the event the FPP differs from any previous FPQ (such difference shall be substantiated by Supplier) or if an FPQ has not been previously provided to Buyer, Buyer shall have up to four (4) weeks following receipt of the FPP to accept or reject said FPP and notify Supplier accordingly. In the event Buyer rejects Supplier's FPP and Buyer and Supplier are unable to subsequently agree to a revised FPP, then the Order shall be deemed null and void.

 B.         Furnish Only Orders:

            Within five (5) workdays after Supplier's receipt of Furnish Only Orders, Supplier shall, in writing, accept or reject the Order. In the event Supplier fails to accept or reject any such Order within the aforesaid period, such Order shall be deemed accepted. Supplier shall promptly notify Buyer whenever it cannot meet the specified delivery date. Buyer and Supplier, at Buyer's option, may negotiate a new delivery date mutually acceptable to both parties, which date shall be acknowledged in writing by Supplier within five (5) workdays of such agreement; absent any such negotiations for a new date or an agreement by both parties for a new date, Buyer's Order shall be deemed null and void.

 C.         Installation Orders:

            Prior to placement of an Installation Order, Buyer shall provide Supplier its installation specifications and requirements and the required job start and completion dates. Within two (2) weeks of Supplier's receipt of such information, Supplier shall, in writing, respond to Buyer's request. Supplier's response shall contain firm prices for the installation Services requested by the Buyer. Supplier shall notify Buyer whether Supplier can meet the specified completion date and, in the event it cannot do so, Buyer and Supplier, at Buyer's option, may negotiate a new completion date, acceptable to both parties. In the event Supplier advises it cannot perform the requested Services, Supplier shall return all

                                                                CONTRACT GA03598


                        Buyer's installation specifications and requirements within ten (10) workdays of such response.

                        Buyer shall have up to four (4) weeks following receipt of Supplier's response to accept said response. Buyer's acceptance will be confirmed by placement of an Order during this four (4) week period. Supplier shall acknowledge receipt of said Order within ten (10) workdays following placement of said Order. In the event Buyer notifies Supplier that Buyer will not place an Order, Supplier shall return all Buyer's installation specifications and requirements within ten (10) workdays of such notification.

 1.43       PACKING AND SHIPPING
            --------------------

            Goods and Software furnished or required hereunder shall be packed, marked and shipped by Supplier, at no additional charge, in containers which are suitable for prevention of damage under normal handling during loading/unloading, shipping and storage and in accordance with the requirements of the carrier and the specifications of Buyer. Buyer's specifications include Ameritech document SHP92706AM, Issue 1, dated May 1988, Packing, Packaging and
                                                                   -------------
            Palletization, and Bellcore document TR-TSY-000081, Issue 1, dated
            -------------
            December 1984, Packaging, Packaging Palletization and Marking
                           ----------------------------------------------
            Requirements as such documents may be revised from time to time. In
            ------------
            the event of a conflict or inconsistency between TR-TSY-000081 and SHP92706AM, SHP92706AM shall prevail. Furthermore, Goods, as applicable, shall be protected against electrostatic discharge in accordance with the handling and packing requirements in Belleore document TA-TSY-000870 Issue 1, dated April 1988, Electrostatic
                                                              -------------
            Discharge Control in the Manufacture of Telecommunications
            ----------------------------------------------------------
            Equipment.
            -----------

            Supplier shall ship Goods and Software in the quantities and at the times specified by Buyer, unless otherwise agreed upon, in accordance with the routing instructions given by Buyer. Supplier shall combine all same day shipments to the same destination and shall mark the shipping label with the destination exactly as shown in the Order. Use the value resulting in the lowest charge where rate is dependent on released value. Do not insure. The Order Number shall be marked on all packages, shipping papers, and subordinate documents. A packing memorandum must accompany each shipment, and when more than one package is shipped, the one containing such memorandum must be identified.

                                                                CONTRACT GA03598


 1.44       PAYMENT
            -------

            Payment of invoices shall be due forty five (45) days after receipt of an invoice properly rendered and in keeping with the terms and conditions set forth at 1.44, 4.3 and 7.4 of this Agreement; provided, however, that Buyer may withhold payment of any invoice for a partial shipment of an Order if a delay in the shipment of the remainder of the Order causes a delay in the completion date or precludes Buyer's use of the already delivered Goods or Software under such Order.

 1.45       PUBLICITY
            ---------

            Supplier shall not identify, either expressly or by implication, Buyer or its corporate affiliates, use any of their trademarks, trade names, service marks or other proprietary marks, or reference this Agreement in any advertising, press releases, publicity matters or other promotional materials without the prior written permission of Ameritech Services. Inc.

 1.46       REGULATORY PROCEEDINGS
            ----------------------

            If requested by Buyer, Supplier will provide information concerning this Agreement and purchases hereunder which Buyer requires to respond to regulatory requests and proceedings.

 1 47       RELIABILITY
            -----------

            Goods and Software furnished hereunder shall meet the reliability standards specified in Supplier's published technical specifications; provided, however, such standards shall not be less than the reliability standards specified in the Bellcore documents listed in Appendix 4, attached hereto and incorporated herein, as such documents may be revised from time to time. In the event any such reliability standards are not maintained, in addition to all other remedies available to Buyer, Supplier shall repair or replace the affected Goods and correct the affected Software at no charge to Buyer during the applicable Warranty Period.

 1.48       REMEDIES
            --------

            The rights and remedies herein provided shall be cumulative and shall be in addition to any other remedies available at law or in equity.

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

                                                                CONTRACT GA03598


 1.49       SERVICES PERFORMED ON BUYER'S PREMISES
            --------------------------------------

            Supplier shall be solely responsible for all personnel furnished by Supplier working in harmony with all other persons when Supplier is performing Services on Buyer's premises. Supplier shall comply with all Buyer's rules and regulations and any governmental security requirements while on Buyer's premises. Supplier shall not interfere with Buyer's operations or unreasonably encumber Buyer's premises with any material, equipment, vehicles, waste materials or rubbish. Supplier's personnel shall be limited to the immediate area of the Services.

            If any part of the Services performed by Supplier under an Order is dependent upon work done by others, Supplier shall inspect such other work and promptly report to Buyer any defect that renders such other work unsuitable for Supplier's proper performance of its Services. Supplier's silence shall constitute approval of such other work as fit, proper and suitable for Supplier's performance of the Services under such Order.

 1.50       SEVERABILITY
            ------------

            If any provision of this Agreement shall be held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and replaced by a valid and enforceable provision which so far as possible achieves the same economic and other benefits for the parties as the severed provision was intended to achieve, and the remaining provisions of this Agreement shall continue in full force and effect.

 1.51       SPECIFICATIONS FOR GOODS AND SOFTWARE
            -------------------------------------

            Goods and Software furnished hereunder shall conform to Supplier's published technical specifications, literature and documentation in effect on the date of this Agreement as such specifications, literature and documentation may be modified in accordance with the provisions in this Agreement, provided that the Goods and Software conform to and are in compliance with the requirements in the Ameritech and/or Bellcore documents listed in Appendix 4.

 1.52       SUBCONTRACTORS
            --------------

            No provisions of this Agreement or of any agreement between Supplier and any subcontractor shall be construed as an agreement between Buyer and any subcontractor. Supplier shall be as fully responsible to Buyer for the acts and omissions of any of Supplier's subcontractors or of any other contractors engaged by the subcontractor, as Supplier is for the acts and omissions of Suppliers own employees.

            Any agreement Supplier enters into with a subcontractor for any Services to be provided hereunder shall be in writing and signed by Supplier and the subcontractor, and it shall set forth the agreement of the subcontractor to comply with the requirements set forth in the COMPLIANCE WITH LAWS Clause and all other applicable requirements and specifications set forth herein. Supplier's subcontractor shall maintain such insurance as will adequately protect the subcontractor against any loss, damage, claim or liability resulting from its performance hereunder including, but not limited to, Workers' Compensation, Employer's Liability, Commercial Automobile Liability, and Commercial General Liability insurance. Supplier shall indemnify Buyer against all loss, cost, expense or liability incurred by Buyer on account of Supplier's failure to secure such written agreement by each subcontractor.

 1.53       SURVIVAL OF OBLIGATIONS
            -----------------------

            The parties' obligations under this Agreement and/or any Order placed hereunder which by their nature are intended to continue beyond the termination or expiration of this Agreement shall survive the termination or expiration of this Agreement.

 1.54       TAX
            ---

            Federal manufacturers or retailers excise taxes, and state and local sales or use taxes, when applicable, shall be billed as separate items on Supplier's invoice. If indicated on the Order, Goods purchased hereunder are tax exempt under one of the following tax exempt certificate numbers:

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

                                                                CONTRACT GA03598


            Illinois, 17097312; Indiana, 003228312-001-7; Michigan, 36-3258076;
            Ohio, 99-029467 or 98-001120; and Wisconsin, 368774.

            Supplier shall pay taxes as determined by shipment destinations specified in Buyer's Orders. In the event Buyer elects to contest, to the extent permitted by applicable law, the nature or extent of taxes paid on its behalf by Supplier, Supplier hereby assigns and transfers to Buyer and authorizes Buyer to subrogate to all rights, claims, interests and rights of action that Supplier may have against any taxing authority for refund of any taxes paid. Supplier authorizes Buyer to sue, compromise or settle in Supplier's name and Buyer is fully substituted for Supplier and subrogated to all of Supplier's rights with respect to obtaining refund of such taxes. It is agreed that any action taken by Buyer for refund of such taxes shall be at Buyer's expense, provided that Supplier shall reasonably assist Buyer therein if requested by Buyer.

 1.55       TECHNICAL AUDIT FOR SOFTWARE FEATURE(S)
            ---------------------------------------

            Supplier agrees to furnish, at no charge, all documentation associated with the results of distributable Bellcore and/or independent assessment on Technical Audits conducted on all new Software features funded by Supplier. Said documentation will be furnished to Buyer, within ten (10) working days of deployment of such Software as part of a First Office Application (FOA) or no later than ten (10) working days before the general availability
            (GA) release of such Software, whichever comes first.


                All Technical Audit results should be sent to:


                           Ameritech Network Services
                            Vendor Relations Manager
                                    Loc. 4C82
                             Ameritech Center Drive
                        Hoffman Estates, IL. 60196-1025

 1.56       TERMINATION OF AN ORDER FOR CONVENIENCE
            ---------------------------------------

            Buyer may at any time, up to ten days before the scheduled shipment date, terminate any Order placed hereunder, in whole or in part, by written notice to Supplier, for any or no reason. Buyer shall notify Supplier as soon as Buyer knows of the need to terminate any Order or portion thereof. In the event that Supplier has initiated work to fill said Order, Supplier shall attempt to obtain another Buyer for the Order for a period of thirty (30) business days. In the event that Supplier is unable to obtain another Buyer for said order, Buyer shall be responsible to reimburse Supplier for all costs incurred to fill the Order, up to and including the date of Buyer's notification of termination. Should this occur, Supplier shall submit an invoice to Buyer for all costs, along with verification of those costs.

                                                               CONTRACT GA03598


                                   ARTICLE TWO


                             SUPPORT AND WARRANTIES


 2.1        CHANGES TO GOODS
            ----------------

            In the event any Product Change affects price, operation, reliability or life of the Goods or the interchangeability of the Goods with other goods, Supplier shall notify Buyer in writing thereof not less than ninety (90) days prior to any planned change, and in the event Buyer and Supplier fail to reach agreement thereon Buyer shall have the right to terminate any and all Orders, in whole or in part, for the Goods affected by such change. Notwithstanding any notice requirement above to the contrary, Supplier shall immediately notify Buyer when it determines that a Class A Product Change (as defined hereinafter) shall be made.

            Notwithstanding any notice requirements to the contrary elsewhere in this Agreement, Product Change Notices for all changes that may impact system functionality shall be provided, at no charge, to the individuals designated in Appendix 5, attached hereto and incorporated herein (Buyer reserves the right to revise such designees at any time upon proper notice to Supplier). Product Change Notices shall contain all the information set forth in Appendix 5 (Supplier may copy and use the form, Product Change Notice, contained in said Appendix). If Supplier cancels a Product Change Notice, Supplier must so notify the individuals designated in Appendix 5 hereto and state the reason for cancellation and what action, if any, is to be taken in locations where the change may already have been implemented.

            Supplier shall determine the classification of any proposed Product Change. In the event that Buyer and Supplier fail to reach agreement on any such classification, then Buyer shall have the right to terminate any or all Orders, in whole or in part, for Goods affected by such Product Change without penalty or obligation of any kind.

            A. Class A Product Change

               Class A Product Changes are changes required to correct a product deficiency (e.g., safety or fire hazard, electrically or mechanically inoperative, unsatisfactory operation, design

                                                                CONTRACT GA03598


defects, product does not operate as documented). Class A Product Changes require appropriate and timely action, ensuring ongoing system functionality by the Supplier to correct all affected Goods, whether in the hands of Supplier or Buyer, including spare Goods. In some cases, however, it may be necessary to make a change to only a limited number of a particular type of product. (This occurs when it is necessary to correct a condition that occurs only in certain product combinations or with the use of certain options). Such conditions shall be described in the Product Change Notice.

Supplier shall, no later than thirty (30) days from the date of the notification of a Class A Product Change, provide a schedule, acceptable to Buyer, for promptly implementing, at Supplier's expense, such changes with respect to Goods in Buyer's possession. Such implementation shall include the deinstallation, if necessary, of existing Goods and the engineering and installation of replacement or modified Goods or any additional materials. Such obligation shall apply to all Class A Product Changes made within ten (10) years from the effective date of this Agreement or five (5) years from the date of shipment hereunder of the affected Goods, whichever is longer.

For Class A Product Changes which involve only an exchange of circuit packs, Supplier may, at Buyer's option, provide such circuit packs and Buyer shall implement such change. Unless otherwise agreed to between the parties, Supplier shall not furnish component parts for Class A Product Changes to Buyer for Buyer's assembly into circuit packs or printed wiring boards.

Supplier shall furnish quarterly status reports to Buyer for all Class A Product Changes of which Supplier has notified Buyer. This report shall contain the following information:

            -    Product Change Notice Number

            -    Identity of the Goods

            -    Model or part number and issue

            -    CLEI code, if applicable

            -    Date Product Change Notice issued

            -    Product ship date

                                                                CONTRACT GA03598


            -    Installation or application responsibility

            - Locations at which change is to be made, (if the Supplier maintains these records)

            -    Date completed, by location

            -    Changes on hold at any location

 B.         Class B Product Change

            Class B Product Changes are changes made to incorporate improvements in design resulting in better operation, improved testing, better maintenance, longer life, service improvements, cost reductions, addition of essential features, and the like.

            All Goods shipped to Buyer after the effective date of any Class B Product Change shall incorporate such change. Any Goods shipped to Buyer prior to such date may be modified by Buyer at its option and expense.

 C.         Class D Product Change

            Class D Product Changes are design improvements, component changes, new features, or other minor improvements not sufficiently significant as to require a Class B classification. Class D Product Changes are also used when a change is required to facilitate manufacture or to effect a cost reduction not sufficiently important to justify a Class B classification. Class D Product Changes are automatically applied to undelivered Goods and are not suggested for application to Goods previously shipped to Buyer.

            If the Goods being changed require a CLEI code change, Supplier shall contact Bellcore Language Standards Division directly for the new code. A CLEI code change is required if:

            (a) A changed plug-in-product is not bidirectionally interchangeable physically, electrically or functionally with its predecessor.

                                                                CONTRACT GA03598


               (b) A manufacturer's part, model, drawing or identification number is changed for that product.



            Any Goods or Services provided to Buyer to effect a Product Change hereunder shall be warranted in accordance with the provisions in the WARRANTIES Clause.

 2.2        CONTINUING AVAILABILITY OF REPLACEMENT PARTS
            --------------------------------------------

            Supplier shall offer for sale to Buyer, for a minimum period of ten
            (10) years from the effective date of this Agreement, or five (5) years from the last shipment, hereunder of the affected Goods, whichever is longer, replacement parts or functionally equivalent replacement parts for such Goods. During said period, should Supplier fail to provide said parts or to obtain another source of supply on terms acceptable to Buyer, then Supplier shall be required to provide to Buyer, at Buyer's request, the technical information or any other rights required, so that Buyer is able to obtain replacement parts on its own or through a third party. The technical information includes, by example and not by way of limitation: (a) the most current documentation, including maintenance manuals, procedures and the like required to perform maintenance; (b) manufacturing drawings and specifications of raw materials and components comprising such parts; (c) manufacturing drawings and specifications covering special tooling and the operation thereof, and (d) a detailed list of all commercially available parts and components purchased by Supplier on the open market disclosing the part number, name and location of the supplier and price lists for the purchase thereof. Buyer shall not disclose any such technical information to any third party unless such third party agrees to enter into a nondisclosure agreement with Buyer.

 2.3        DISCONTINUANCE OF GOODS
            -----------------------

            Notwithstanding the prior termination or expiration of this Agreement, Supplier shall provide Buyer advance written notice off six (6) months prior to discontinuing the manufacture of any Goods covered by this Agreement. Buyer shall have six (6) months from the end of the six (6) month notification period to place all final Orders and to take delivery of said Orders.

                                                                CONTRACT GA03598


 2.4        EMERGENCY REPLACEMENT SERVICE
            -----------------------------

            In the event of an emergency or an out-of-service condition attributed to Goods furnished hereunder, Supplier agrees, for ten
            (10) years from the effective date of this Agreement, or five (5) years from the last shipment hereunder of the affected Goods, whichever is longer, to ship functionally equivalent replacement Goods within twenty-four (24) hours of verbal notification by Buyer. If replacement Goods will not be available for shipment within twenty-four (24) hours, Supplier shall notify Buyer immediately by telephone and (a) arrange with Buyer for an alternate shipping schedule acceptable to Buyer; (b) telephonically assist Buyer in repair of the defect; and/or (c) supply field engineering assistance to restore service. Buyer shall call (609) 866-0015 to obtain emergency replacement service.

 2.5        ENGINEERING COMPLAINTS
            ----------------------

            Buyer may issue to Supplier an engineering complaint to report unsatisfactory conditions related to the Goods, Software and Services. Supplier shall take such action as may be necessary to resolve Buyer's engineering complaint in a timely manner and to Buyer's satisfaction in accordance with the applicable sections of Ameritech document AM 010-700-010, Issue E, dated January 1990, Ameritech Engineering Complaint Practices, as revised from time to time. Supplier shall promptly acknowledge receipt of Buyer's engineering complaint no later than seven (7) days from the date of the engineering complaint and shall indicate in said acknowledgment the projected date of final resolution of the engineering complaint (The date of final resolution shall not exceed forty-five (45) days from the date of the engineering complaint).

            Issuance of an engineering complaint shall not be a precondition for claims under warranty.

 2.6        EXTRAORDINARY SUPPORT
            ---------------------

            Notwithstanding the prior termination or expiration of this Agreement, Supplier shall provide immediate extraordinary support for Goods and Software furnished hereunder in order to assist Buyer in restoring service which has been disrupted due to a catastrophic condition. Such support includes, but is not limited to, provisioning of materials and/or manpower at the then-current agreement price or, in the absence of any agreed price, at Supplier's then-current published prices or a premium price as mutually agreed. If such condition occurs, Supplier shall waive any delivery

                                                                CONTRACT GA03598


            schedule priorities to the extent it is reasonably able to do so. This Clause shall not be construed to require Supplier to maintain any inventories whatsoever or to maintain any position or status of readiness to perform in the future.

2.7         INSTALLATION/CUTOVER ASSISTANCE
            ------------------------------

            If requested by Buyer, Supplier shall make available at the installation site a field engineer to render assistance for installation/cutover with respect to any Goods and/or Software ordered hereunder. Such assistance shall be provided by Supplier at the agreed upon rates reflected in Appendix 1, of this Agreement.

2.8         RADIO FREQUENCY ENERGY STANDARDS
            ---------------------------------

            Goods furnished hereunder shall comply, to the extent applicable, with the requirements of Part 15 of the Federal Communications Commission's (hereinafter "FCC") Rules and Regulations in effect on the date of shipment of the Goods. In the event the Goods generate harmful interference to radio communications in violation of Part 15, Supplier shall provide Buyer with information relating to methods of suppressing such interference. If such interference cannot be suppressed during the ninety (90) day period after the Goods are placed into service, Supplier shall, upon request by Buyer, accept return of the Goods and render to Buyer a full refund of the purchase price for the Goods together with any engineering and/or installation charges. Supplier shall be responsible for removal of such Goods and restoration of the site and records to their original condition. Nothing herein shall be deemed to diminish or otherwise limit Supplier's obligations under the WARRANTIES Clause.

2.9         REGISTRATION
            ------------

            If Goods furnished hereunder are subject to Part 68 of the FCC's Rules and Regulations, such Goods shall be registered under and in compliance with Part 68 including, but not limited to, all labeling and customer instruction requirements to the extent applicable on the date of shipment.

2.10        RETURN OF GOODS
            ---------------

            Surplus Goods resulting from Supplier's overshipments to Buyer or performance of engineering and/or installation Services hereunder shall be returned to Supplier. Buyer shall promptly notify

     Supplier of receipt of surplus Goods, and Supplier shall render Buyer a full refund or credit for such Goods for which payment has been made. Supplier shall bear risk of loss and damage and pay transportation charges for the return of such Goods.

2.11 TECHNICAL SUPPORT
     -----------------

     For a minimum period often (10) years from the effective date of this Agreement, or five (5) years from the last shipment hereunder of the affected Goods, whichever is longer. Supplier shall provide Buyer ongoing technical support for such Goods by making a qualified technician available via telephone, seven (7) days-a-week, twenty-four (24) hours-a-day; Buyer shall call (609) 866-0015 for such technical support. Supplier shall notify Buyer in writing of any change to such telephone number. When required, Supplier shall provide field assistance to resolve any problem. Supplier shall provide such technical support at Supplier's then-current "Most Favored Customer" prices.

2.12 WARRANTIES
     ----------

     A.   Supplier warrants to Buyer that:

          Supplier shall convey good and valid title to the Goods; the Goods and Services shall be provided free and clear of any liens or encumbrances; and use of the Goods, Services and Software shall not infringe any United State patents, copyrights or other proprietary rights.

          During the Warranty Period, the Goods shall be free from defects in design, material and workmanship; shall conform to and perform in accordance with all applicable supplier published specifications and the mutually agreed requirements herein and Supplier's written representations; and shall function properly when installed.

          During the Warranty Period, the Software shall conform to and perform in accordance with all applicable specifications; as described in the "Product Release Notice," for the current release in use by Ameritech, and shall be capable of operating fully and correctly with the Supplier provided Goods acquired hereunder or the Supplier provided equipment for which the Software is furnished.


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                                                                CONTRACT GA03598


          Supplier shall have the right and power to grant any Software license rights granted hereunder to Buyer; shall not have entered into agreements or commitments which are inconsistent with or conflict with such Software license rights; Buyer shall have quiet enjoyment and use of the Software as long as such license rights shall remain in effect; and, Buyer complies with all terms and conditions of such Software license.

          Services shall be performed in a safe, good and workmanlike manner in conformity with all applicable specifications and requirements and in accordance with applicable professional standards.

     B. The term Warranty Period, as used herein, means the period of time listed below:

                      Goods              twelve (12) months
                      Software           twelve (12) months
                      Services           twelve (12) months

     C.   The Warranty Period shall commence as follows:

          For Goods and/or Software installed by Supplier, upon Buyer's acceptance via its Certification of Acceptance which shall be when installation is complete, equipment is turned-up into production mode and functioning properly in accordance with product specifications.

          For engineering and/or installation Services performed in connection with EF&I, F&I, and Installation Orders, upon Buyer's acceptance via its Certification of Acceptance;

          For engineering Services performed in connection with an E&F Order, upon Buyer's acceptance of the Goods furnished thereunder, and

          For all other Services, upon Buyer's acceptance of the Services.

     D. All repairs of or replacements for Goods still under warranty hereunder shall be warranted, as provided in this Clause, from the date the repaired or replacement Goods are received by Buyer for the remainder of the original unexpired Warranty Period (calculated from the

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                                                                CONTRACT GA03598


          date the defective Goods were shipped to Supplier) or for a period of ninety (90) days, whichever is longer.

     E.   Upon Buyer's discovery of a defect during the Warranty Period:

          As discussed in Appendix 1 to this Agreement, Supplier shall repair or replace Goods discovered to be defective without any additional charge. Buyer shall bear all transportation costs and risk of intransit loss or damage in connection with all Goods returned to Supplier and all Goods shipped to Buyer under this Clause. Such repair or replacement, if required, shall be completed within thirty (30) days of receipt by Supplier or notification by Buyer, unless Buyer agrees otherwise. Buyer shall bear the costs associated with removal of the defective Goods and installation of the repaired or replacement Goods, including all labor expenses. Buyer shall have the option of removing the defective Goods and installing the repaired or replacement Goods or of having Supplier remove the defective Goods and installing the repaired or replacement Goods consistent with the pricing reflected in Supplier's price list in Appendix lB of this Agreement.

          Supplier shall, at Buyer's option, promptly reperform Services discovered defective at no cost to Buyer.

          Supplier shall promptly correct any defects discovered in the Software or related documentation and provide copies of the same at no charge in accordance with the provisions in the SOFTWARE SUPPORT Clause.

     F.   All warranties shall survive inspection, acceptance and payment.

     G. Except as provided, incorporated into, or referred to in this Agreement or in an Order, which is accepted by Supplier, there are no other express or implied warranties applicable to this Agreement. Supplier and Buyer specifically exclude any implied warranties of merchantability and fitness for a particular purpose regarding the hardware, services, or software provided by Supplier hereunder.

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                                                                CONTRACT GA03598


                                  ARTICLE THREE

                              ENGINEERING SERVICES

3.1  ENGINEERING SERVICES
     --------------------

     Supplier shall perform engineering Services and provide related documentation and drawings in accordance with Ameritech document AM-TR-EEN-000015, Issue 1, dated June 1987, Ameritech Central Office
                                                 ------------------------
     Equipment and Engineering Requirements, as revised from time to time.
     --------------------------------------

3.2  ENGINEERING ERRORS
     ------------------

     When Supplier furnishes engineering Services, Supplier shall be responsible for engineering errors and correct such errors without additional charge to Buyer. In addition, Supplier shall render Buyer a refund or credit for any Goods delivered to Buyer as a result of such engineering errors in accordance with the first paragraph in the RETURN OF GOODS Clause.

3.3  ENGINEERING DRAWINGS
     --------------------
     Supplier shall furnish all central office base drawings to Buyer within the periods specified elsewhere in this Agreement; provided that final central office base drawings shall be provided to Buyer no later than two (2) weeks after Supplier's issuance of the Completion Report. Whenever engineering Services result in changes, additions to or removal of existing equipment, Supplier shall mark and return the existing central office base drawings where Supplier does not perform central office records maintenance functions for Buyer. Any drawing such as interface drawings prepared by Supplier as a result of or in contemplation of Services provided under this Agreement and paid for by Buyer shall be and remain Buyer's property.

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                                                                CONTRACT GA03598


                                    ARTICLE 4

                              INSTALLATION SERVICES

4.1  INSTALLATION SPECIFICATIONS
     ---------------------------

     Supplier shall perform installation Services and provide related documentation in accordance with Supplier's installation specifications and/or the manufacturer's product specific installation manuals. Such specifications shall comply with the requirements contained in Ameritech document AT-TR-EEN-000011, Issue G, dated September 1992, Ameritech
                                                               ---------
     Installation Administrative and Workmanship Requirements, as revised from
     --------------------------------------------------------
     time to time by Buyer. Where Supplier's installation specifications conflict with the requirements set forth in the above referenced Ameritech document, Supplier shall promptly notify Buyer's representative, who shall be responsible for resolving the conflict.

     Supplier shall provide Buyer Supplier's pre-installation site preparation requirements that are to be completed by Buyer. Such requirements shall be provided to Buyer within a mutually agreed time-frame prior to the ship date for Goods purchased hereunder or the installation commencement date for Materials supplied by Buyer.

4.2  CHANGES TO INSTALLATION SERVICES
     --------------------------------

     Buyer may require additions, alternations, deviations or deductions to the installation Services specified in any Order placed hereunder. Such changes and any adjustment to the schedule or prices in the affected Order resulting from such changes shall be mutually agreed upon and set forth in a written revision to the original Order. Any such change shall not result in a price increase unless said change results in additional costs for Supplier, which shall be substantiated by Supplier.

4.3  TESTING AND ACCEPTANCE
     ----------------------

     Buyer shall have the right to observe all phases of the installation Services for the purpose of inspecting such Services and Supplier shall keep Buyer advised of job progress. Unless otherwise specified in an Order, when in Supplier's opinion it has completed the Services, Supplier or

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                                                                CONTRACT GA03598


     Supplier and Buyer, at Buyer's option, shall promptly conduct Supplier's testing procedures for the Goods and/or Services utilizing the applicable test sheets. Supplier's testing procedures shall demonstrate that the Goods conform one hundred percent (100%) to Supplier's technical specifications on an "end to end" total system basis and/or that the Goods will perform at one hundred percent (100%) of the engineered load. At such time as all such testing procedures have been completed to Supplier's satisfaction, Supplier shall give Buyer written notice thereof via Buyer's Completion Report and Certification of Acceptance together with copies of its test results.

     Upon receipt of Supplier's written notification, Buyer shall have an acceptance period of thirty (30) days to perform acceptance testing to verify that the Goods and/or Materials and installation Services comply with all applicable specifications and requirements. Upon successful completion of its acceptance testing, Buyer shall promptly provide Supplier written notice by executing its Certification of Acceptance. Goods and/or Services shall be deemed accepted on the date specified in the Certification of Acceptance.

     In the event the Goods and/or Services fail Buyer's acceptance testing, Buyer shall promptly give Supplier written notice of such failure to conform to the applicable specifications and requirements and specify the reasons for such failure. Supplier shall promptly correct the deficiencies in the Goods and/or Services at no additional charge to Buyer. Supplier shall use diligent efforts to complete the corrections within thirty (30) days of notice thereof or such longer period as may be mutually agreed upon. When such deficiencies have been corrected to Buyer's satisfaction, Buyer shall promptly provide Supplier written notice by executing its Certification of Acceptance. Goods and Services shall be deemed accepted on the date specified in the Certification of Acceptance.

     In the event Supplier fails to correct any deficiencies by the end of the initial testing period or any extension thereof, Buyer may, at its option, terminate its Order for the Goods upon written notice to Supplier, and Supplier shall promptly remove such Goods.

     Whenever Supplier installs Materials provided by Buyer and said Materials and/or the installation Services fail Buyer's acceptance testing, Buyer shall promptly give Supplier written notice of such failure. Supplier shall cooperate with Buyer to determine the cause of such failure. In the event the Materials are found to be the sole cause of such failure, Buyer shall promptly provide Supplier written notice of its acceptance of the Services by executing its Certification of Acceptance. Services shall be deemed accepted on the date specified in the Certification of Acceptance. On the

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                                                                CONTRACT GA03598


     other hand, if the Materials are not the sole cause of such failure, Supplier shall use diligent efforts to correct the nonconforming Services within seven (7) days of notice thereof. When such deficiencies have been corrected to Buyer's satisfaction, Buyer shall promptly provide Supplier written notice by executing its Certification of Acceptance. Services shall be deemed accepted on the date specified in the Certification of Acceptance.

4.4  PREMIUM TIME ALLOWANCES
     -----------------------

     Premium time allowances and night shift bonuses resulting from Supplier's performance of installation Services shall be billable to Buyer when such expenses are necessary due to Buyer's requirements, provided that such expenses are authorized by Buyer in writing prior to commencement of such work.

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                                                                CONTRACT GA03598


                                  ARTICLE FIVE

                                TRAINING SERVICES

5.1  TRAINING PROGRAMS AND MATERIALS
     -------------------------------

     Supplier shall, if requested by Buyer, train Buyer's personnel in the operation of Goods and Software provided under this Agreement and shall provide hands-on, task oriented training programs and materials covering maintenance, repair, trouble shooting, installation and acceptance testing of such Goods and Software at a charge to be negotiated, not to exceed Supplier's then current published prices. All training provided hereunder shall comply with the requirements set forth in TR-OPT-000839, Issue 3, dated December 1991, Supplier Provided Training Generic Requirements and
                          -----------------------------------------------
     any revisions thereto.

     If requested by Buyer, Supplier and buyer shall negotiate to provide training services to train the trainer and provide all related instructor materials and student manuals. Whenever Buyer places an Order for such training, said Order shall include (a) the requirements for certifying Buyer's instructor, (b) a list of materials including, but not limited to, instructor's guide, student manuals, slides, videos and equipment, and (c) applicable prices.

     Whenever Supplier travels to Buyer's location to provide training, unless otherwise specified in the applicable Order, Buyer shall pay all reasonable travel and living expenses incurred by Supplier in connection with Supplier's presentation of such training. Supplier shall make every effort to obtain the best possible prices for travel and lodging, including, but not limited to coach class air travel. Such expenses shall be billed at cost and itemized on Supplier's invoice. Supplier shall furnish adequate supporting documentation to substantiate such charges. Training shall be scheduled at times and locations mutually agreed upon by the parties.

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                                                                CONTRACT GA03598


5.2  CERTIFICATES OF COMPLETION
     --------------------------

     At the completion of a training course, Supplier shall, if requested by Buyer, inform Buyer in writing of those students who have, in Supplier's judgment, satisfactorily completed the course and shall furnish Buyer with a certificate of completion for each individual who satisfactorily completed the course.

5.3  TRAINING DEVELOPMENT
     --------------------

     If requested by Buyer, Buyer and Supplier shall negotiate to develop educational programs, including instructor's manuals and related student materials, to allow Buyer to train its own employees. Development of such programs shall be provided at the prices and in accordance with the terms and conditions agreed upon by Supplier and Buyer in a separate agreement at the time of such request.

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                                                               CONTRACT GA03598

                                   ARTICLE SIX

                          REPAIR SERVICES FOR GOODS NOT
                             COVERED UNDER WARRANTY

6.1  REPAIR/REPLACEMENT OF GOODS
     ---------------------------

     Notwithstanding prior termination or expiration of this Agreement, Supplier shall provide repair Services for Goods furnished hereunder for a period often (10) years from the effective date of this Agreement, or five (5) years from the last shipment, hereunder of the affected Goods, whichever is longer. Supplier shall ship the repaired Goods within three (3) weeks of receipt of the defective Goods (with the concurrence of Buyer, repair may be made on-site by Supplier as scheduled by Buyer). In cases where Goods require more than three (3) weeks to repair or where Goods are determined to be beyond repair or repair costs are expected to exceed 50% of the cost of a replacement, Supplier shall so inform Buyer. At Buyer's option, Supplier shall (a) sell Buyer a replacement at the then-current agreement price or at a price agreed upon by Supplier and Buyer; and/or (b) tag the unrepairable Goods as "JUNK" and return them to Buyer at Buyer's expense (the term JUNK shall appear on the outside of the package); and/or (c) take the necessary steps to dispose of the unrepairable Goods, consistent with sound commercial practices and environmental laws, and pay to Buyer the salvage value, if any.

     Charges for repairs shall be at the then-current agreement price or, in the absence of any agreed price, at Supplier's then-current published "Most Favored Customer" prices for such Services thereafter. Buyer shall bear all transportation costs and risk of in-transit loss or damage in connection with Goods returned to Supplier under this Clause, and Supplier shall bear all transportation costs and risk of in-transit loss or damage in connection with all repaired Goods or replacements shipped to Buyer under this Clause. Goods repaired hereunder shall be repaired to a good operating condition and shall be warranted as provided in the WARRANTIES Clause for a period of ninety (90) days from the date of Buyer's receipt of the repaired Goods. Replacement Goods shall be warranted as provided in the WARRANTIES Clause.

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                                                                CONTRACT GA03598


Goods repaired hereunder shall be clearly marked with Supplier's name and logo and, except in instances where Supplier is providing bar code labeling in accordance with the technical requirements contained herein, with the warranty expiration date for said Goods.

It is expressly understood that this Agreement does not grant Supplier an exclusive privilege to repair any or all of the Goods purchased under this Agreement and under any previous agreement for which Buyer may require repair. In the event Buyer elects to have such Goods repaired, altered or in any way serviced by a third party or if Buyer elects to perform such service within Buyer's facility and Buyer's use of such Goods which have been repaired, altered or serviced by such a third party or by Buyer affects in any measurable way the performance of any Goods or switching systems provided hereunder or under any previous agreement between Buyer and Supplier, Supplier shall have no liability whatsoever and Supplier shall have no obligation to accept, at Supplier's Repair Services Center, any such altered Goods which do not meet the applicable Bellcore specifications. Notwithstanding the foregoing, in no event shall Supplier take any steps to prevent any third party from repairing, altering or otherwise servicing any Goods purchased under this Agreement or any previous agreement and Supplier shall negotiate in good faith and/or mutually agree to provide some third party repairers, which have successfully passed Bellcore audit(s), with components, and documentation (CP schematics) and license software and upgrades thereto for the purpose of repairing the Goods based on Supplier's criteria, fees and terms and conditions

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                                                                CONTRACT GA03598


                                 ARTICLE SEVEN

                                   SOFTWARE

7.1  SOFTWARE LICENSE
     ----------------

     Supplier hereby grants to Buyer a perpetual, irrevocable, nonexclusive license to use, the Software (including Updates to such Software) ordered hereunder and any subsequent Enhancements ordered hereunder as long as Buyer is in material compliance with the terms of such license. Buyer shall have the right to make one archival and backup tape copy of the Software, which will be updated weekly on tape, provided that Buyer reproduces and includes any copyright or other proprietary notice on that copy of the Software.

     Supplier shall furnish Buyer all applicable Software documentation prior to or upon delivery of any Software ordered hereunder at no additional charge to Buyer.

     Notwithstanding documentation distribution requirements in this Agreement to the contrary, distribution of certain proprietary Software documentation, including procedural code and developmental documentation required for development, maintenance, and implementation of source code, shall be limited to Buyer's employees with a need to know.

7.2  SOURCE CODE ESCROW
     ------------------

     If Supplier already has placed the source code and related Documentation for Software licensed by Customer into an escrow account pursuant to Supplier's licensing agreements with other users of the Software, within ten (10) days of Supplier's receipt of Buyer's payment of the Software license fee (in the case of a year-to-year license, Buyer's initial annual payment), Supplier shall add Buyer as a designated beneficiary of said escrow account and shall inform the escrow agent of Buyer's entitlement to the source code pursuant to the provisions of the escrow agreement. Supplier shall provide Buyer with a copy of the escrow agreement, and, if appropriate, Buyer shall be added as a party to said agreement.

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                                                                CONTRACT GA03598


     If Supplier has not placed the Software into an escrow account, if the existing escrow account does not include each of the provisions set forth in the remainder of this paragraph, or if Buyer cannot be made a beneficiary of an existing escrow account, within thirty (30) days of a written request from Buyer, Supplier shall deposit the source code and related Documentation for the Software into an escrow account, pursuant to reasonable and appropriate agreements entered into by and between Supplier, Licensee, and the escrow agent. At a minimum, the escrow agreements shall provide that (i) the copy of the source code placed in escrow shall be reproduced and maintained on magnetic medium compatible with the equipment on which Buyer uses the Software, (ii) the source code shall be accompanied by full documentation therefore, and (iii) when a change is made to the source code during the term of Buyer's license of the Software, the revised source code, as well as the immediately preceding version of the source code, shall be deposited into escrow no later than seven (7) days after the source code has been revised. The escrow agreements shall authorize the escrow agent to release the versions of the source code held in escrow to Buyer, without the need for Supplier's concurrence, immediately upon Buyer's notification to the escrow agent that one of the events set forth in paragraphs A and B, below, has occurred and Supplier has failed to immediately provide the source code to Buyer.

     Provided that Buyer is not in material default under this Agreement or the applicable Order, Supplier shall provide Buyer at no charge, with one (1) complete copy of the then-current source code for Software licensed by Buyer, along with all of the Documentation therefor, immediately upon the occurrence of all or any of the following events:

     (A) Supplier is in material breach of pursuant Agreement and has been provided notice of such and has failed to cure such breach within the time period as stated by the licensing Agreement.

     (B) Supplier's failure to continue to do business in the ordinary course.

7.3  STANDARD OF PERFORMANCE
     -----------------------

     If requested by Buyer, Supplier shall perform tests, which utilize feature interaction at the engineered full load condition, to demonstrate to Buyer,
                                   ----
     or its designated agent, verification of the load handling capacity of the Software prior to delivery. In addition, Supplier shall demonstrate feature operation that complies with Supplier's technical specifications and the requirements of an Order.

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                                                                CONTRACT GA03598


7.4  INSTALLATION AND ACCEPTANCE
     ---------------------------

     Upon installation of the Software by Supplier, Supplier shall successfully conduct all of its own testing procedures on the Software. Upon completion of Supplier's testing or upon installation by Buyer in the event Supplier does not install the Software, Buyer may operate and test the Software for a period of thirty (30) consecutive days or such longer period as may be mutually agreed upon to verify that the Software runs the Supplier specific equipment or performs the specific function for which it is licensed in conformity with the requirements of the Order and Supplier's published documentation in effect on the date of delivery of said Software. Buyer's use of the Software for commercial purposes during said period shall not constitute acceptance of the Software. Upon successful completion of the acceptance testing, Buyer shall promptly provide Supplier written notice of its acceptance by executing its Certification of Acceptance. The Software shall be deemed accepted on the date specified in the Certification of Acceptance.

     In the event the Software fails the acceptance testing during the aforesaid testing period, Buyer shall notify Supplier and Supplier shall promptly correct any deficiencies without charge to Buyer. Buyer and Supplier may extend the testing period to allow Supplier to correct any deficiencies upon mutual agreement within thirty (30) days of the date of notice of such deficiencies. When such deficiencies have been corrected to Buyer's satisfaction, Buyer shall provide Supplier written notice by executing its Certification of Acceptance. The Software shall be deemed accepted on the date specified in the Certification of Acceptance. In the event Supplier fails to correct any deficiencies by the end of the initial testing period or any extension thereof, Buyer may, at its option, terminate its Order for the Software upon written notice to Supplier, and Supplier shall promptly remove the Software from Buyer's equipment.

7.5  REPLACEMENT MEDIA
     -----------------

     In the event any or all of the Software media or documentation is damaged while in the possession of Buyer, at Buyer's request, Supplier shall furnish Buyer, subject to its existing license, replacement media at Supplier's actual costs for effecting the replacement.

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7.6  SOFTWARE SUPPORT
     ----------------

     Supplier shall support up to the most recent two versions/major revisions of Software licensed to Buyer hereunder for ten (10) years from the effective date of this Agreement, or five (5) years from the last shipment, hereunder of the affected Goods, whichever is longer. Such support shall include, but not be limited to, installation, maintenance, error correction, Enhancements, Updates, and other technical assistance.

     Supplier shall maintain the Software in an operable condition in accordance with Supplier's documentation. Such maintenance shall include all corrections, replacements or modifications that are required to debug or remedy any errors in the Software which affect the use of the Software and all updates and changes to the related documentation, consistent with Appendix 6, "Maintenance Support Services."

7.7  ENHANCEMENTS
     ------------

     Supplier shall, at no charge, provide Ameritech Services, Inc. and each Affiliate availability information and price estimates as applicable regarding Enhancements developed by Supplier. If requested by Ameritech Services, Inc. and/or any Affiliate(s), Supplier shall, at no charge, provide each such requesting party's designated engineering center, as soon as commercially available, one (1) copy of all applicable Software documentation, except proprietary documentation such as source code, for each Enhancement issued by Supplier to enable each such party to evaluate the applicability and/or the effect of the Enhancement on its operations. In the event the Enhancement affects the standard documentation for associated equipment, Supplier shall also provide, at no charge, one (1) copy of such revised documentation.

     In the event Ameritech Services, Inc. and/or any Affiliate desires such Enhancements, Supplier shall license such Enhancements to such party in accordance with the terms and conditions of this Agreement and at an applicable fee, if any. Supplier shall be responsible for advance testing to ensure that the Enhancements meet Supplier's technical specifications and Buyer's requirements of such Software. Buyer shall not be required to license any particular Enhancement and may license subsequent Enhancements without obligation to pay for any intervening Enhancements that have not been licensed by Buyer.

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                                                                CONTRACT GA03598


     Moreover, Supplier agrees to use diligent efforts to develop custom Enhancements if requested by Buyer in accordance with the prices and terms and conditions agreed upon between the parties in a separate agreement at the time of such request.

7.8  WARRANTIES, RELATED REMEDIES

     A. Axiom (Licensor) warrants and represents to Ameritech (Licensee) as follows:

          (1) It is the owner of and/or has the right to grant a license to use the Software specified in this Agreement and each Order free of all liens, claims, encumbrances, and other restrictions and without otherwise violating any rights of any third party, including any patent, copyright, trade secret or other proprietary rights;

          (2) There are no actual or threatened suits or claims pending that involve Licensor's right to grant a license to use the Software or Licensor's alleged violation of the foregoing proprietary rights;

          (3) Licensee shall quietly and peacefully possess the Software and other materials provided subject to Licensee's compliance with and in accordance with the provisions of Supplier's License Agreement and Licensee's right of quiet enjoyment and use and possession of the Software and other materials will not be interrupted or otherwise disturbed by Licensor, its officers, directors, employees, agents, successors, or assigns or any person, firm or entity asserting a claim under or through Licensor.

          (4) Software licensed under an Order shall be free of material defects and shall function in conformance with its Specifications for a period of twelve (12) months from the acceptance date of the Software or for the period set forth in Licensor's standard warranty, whichever is greater;

          (5) All Documentation provided by Licensor to Licensee in connection with the Software shall be accurate; and

          (6) Any software support and other services that Licensor provides to Licensee under this Agreement shall be provided by personnel who are trained and skilled in the provision of such services and shall be provided in a professional, effective, and efficient manner that equals or exceeds the then-current industry standard for such services.

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                                                                CONTRACT GA03598


          (7) YEAR 2000 CAPABILITIES
              ----------------------

               (a) Warranties, Related Remedies: Supplier warrants that any version of the Licensed Software licensed hereunder shall properly perform Year 2000 Processing as defined below. This year 2000 processing warranty shall begin upon acceptance of the Licensed Software and shall continue through December 31, 2004, or until expiration of any other warranty applicable thereto, whichever is later. Upon receiving notice thereof Supplier shall promptly remedy any breach of this warranty at no additional charge to the Licensee by 1) correcting the version of the Licensed Software currently used by the Buyer so as to make it capable of correctly performing Year 2000 Processing; or 2) providing replacement software for the Licensed Software which is equivalent in function to the Licensed Software and which correctly performs Year 2000 Processing.

               (b) If, after using diligent efforts, Supplier is unable to accomplish either of the foregoing options within ninety (90) days of Buyer's notification to Licensor of any failure of the Licensed Software to correctly perform Year 2000 Processing, Supplier shall refund to Buyer, as the exclusive remedy under this Section, no more than 150% of any and all amounts paid by Buyer with respect to the Licensed Software and refund any prepaid unearned maintenance or support fees. The amount of the refund will be calculated as the amounts paid by Buyer plus the amounts paid in excess of that price for any equivalent replacement product, all not to exceed 150% of said amounts paid for the non-Year 2000 ready product.

     B. Upon learning of any other defects in the Software or any failure of the Software to function in conformance with its Specifications during the warranty period, Licensor promptly and at no charge to Licensee shall repair or replace the Software, whichever is appropriate. Licensor's remedial efforts shall be performed in accordance with the response times and remedial measures set forth in Appendix 6 of this Agreement entitled "MAINTENANCE SUPPORT SERVICES."

     C. Upon learning of any inaccuracy in Documentation provided to Licensee, Licensor promptly and at no charge to Licensee shall correct or replace the inaccurate Documentation.

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                                                                CONTRACT GA03598


     D. The warranty set forth in Section 7.8A(3) shall no longer apply if the Software is modified or enhanced by Licensee without Licensor's consent, and such consent shall not be unreasonably withheld.

7.9  AUTHORIZED USERS
     ----------------

     Buyer shall not permit Software to be used by any other person except for employees, agents, consultants, contractors, and outsourcers who need to use the Software in performance of their duties for Buyer and who are authorized and enabled by Buyer to access and utilize the Software.

     A. In the event Buyer outsources a site(s), in whole or in part, Supplier agrees to grant Software access to an outsourcer.

     B. Buyer may move Software to a outsourcer upon thirty (30) days written notice to Supplier at no charge.

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                                                                CONTRACT GA03598


                                 ARTICLE EIGHT

                        ENTIRE AGREEMENT AND SIGNATURE


The terms contained in this Agreement, the attachments and specifications referred to herein which are incorporated herein by this reference, shall constitute the entire agreement between Buyer and Supplier with respect to the subject matter hereof, shall supersede all prior understandings or communications, written or oral, and may not be modified or rescinded other than by a written instrument signed by both Supplier and Ameritech Services, Inc. Buyer shall not be bound by terms additional to or different from those in this Agreement that may appear subsequently in Supplier's quotation, acknowledgment, invoice or in any other communication from Supplier. Acceptance of Goods and Services, payment or any inaction shall not constitute the consent of Buyer to or the acceptance of any such terms. An Order placed by Buyer hereunder shall incorporate the typed, stamped or written provisions or data found thereon and in subordinated documents (such as shipping releases) so long as the typed, stamped or written provisions or data merely supply information contemplated by this Agreement but do not vary the provisions of this Agreement. Whenever typed, stamped, or written provisions of an accepted Order conflict with this Agreement, this Agreement shall control.

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                                                                CONTRACT GA03598


IN WITNESS WHEREOF, this Agreement, consisting of nine (9) articles and eight
(8) appendixes has been executed by a duly authorized representative of each Party on the date indicated below.


AXIOM, INC.                           AMERITECH SERVICES, INC. for itself and
Supplier                              on behalf of its Affiliates


Signature: /s/ Greg R. Fegley         Signature:  /s/ Thomas E. Richards
          --------------------------             -------------------------------


Printed Name: GREG R. FEGLEY          Printed Name: Thomas E. Richards
             -----------------------               -----------------------------


Title V.P. OPERATIONS SUPPORT         Title Executive VP: Communications & Info.
     -------------------------------        ------------------------------------


Date: 6-24-98                         Date: 6-23-98
     -------------------------------       -------------------------------------


Reviewed for Vendor Negotiation Content by [SIGNATURE APPEARS HERE] 6/11/98

APPROVED AS TO LEGAL FORM [SIGNATURE APPEARS HERE] ATTORNEY ASI 6/10/98
                          ------------------------              -------

Approved By [SIGNATURE APPEARS HERE] Finance Director
            ------------------------

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